UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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The Chubb Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, April 26, 2011 at 8:00 a.m., local time

PLACE	Amphitheater The Chubb Corporation 15 Mountain View Road Warren, New Jersey 07059

ITEMS OF BUSINESS	(1) To elect 11 directors to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified.

(2) To vote on the adoption of The Chubb Corporation Annual Incentive Compensation Plan (2011).

(3) To ratify the appointment of Ernst & Young LLP as independent auditor.

(4) To hold an advisory vote on the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the enclosed annual meeting materials.

(5) To hold an advisory vote on the frequency of the shareholder vote on executive compensation.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournment or postponement thereof if you were a shareholder of record at the close of business on March 4, 2011.

ADJOURNMENTS AND POSTPONEMENTS	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

VOTING BY PROXY	The notice you received providing instructions on accessing our annual meeting materials through the internet includes instructions for voting online or by telephone. Also, in the event that you affirmatively request paper copies of our annual meeting materials, you may complete, sign, date and return the accompanying proxy card in the enclosed addressed envelope. The giving of a proxy will not affect your right to revoke the proxy by appropriate written notice or to vote in person should you later decide to attend the annual meeting.

ADMISSION TO THE MEETING	You are entitled to attend the annual meeting if you were a shareholder as of the close of business on March 4, 2011. For admittance to the meeting, please be prepared to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee. The annual meeting will begin promptly at 8:00 a.m., local time. Please allow yourself ample time for the check-in procedures. Video and audio recording devices and other electronic devices will not be permitted at the meeting, and attendees may be subject to security inspections.

By order of the Board of Directors,

W. Andrew Macan
Vice President and Secretary

March 17, 2011

2011 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

PROXY STATEMENT

PROXY AND VOTING INFORMATION

Our Board of Directors (our Board) has provided you with these proxy materials in connection with its solicitation of proxies to be voted at the 2011 Annual Meeting of Shareholders of The Chubb Corporation (the 2011 Annual Meeting). We will hold the 2011 Annual Meeting on Tuesday, April 26, 2011 in the Amphitheater at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059, beginning at 8:00 a.m., local time. Please note that throughout these proxy materials we may refer to The Chubb Corporation as “Chubb,” “we,” “us” or “our.” We mailed the instructions for accessing our annual meeting materials, which include this proxy statement, the proxy card, voting instructions and our Annual Report on Form 10-K for the year ended December 31, 2010 (the 2010 10-K), on or before March 17, 2011.

Information about the Delivery of our Annual Meeting Materials

As permitted by rules adopted by the Securities and Exchange Commission (the SEC), we have made our annual meeting materials available to our shareholders electronically via the internet. On or before March 17, 2011, we mailed to our shareholders a notice containing instructions on how to access our annual meeting materials, how to request paper copies of these materials and how to vote online or by telephone. Unless you affirmatively request a paper copy of our annual meeting materials by following the instructions set forth in the notice, you will not receive a paper copy of our annual meeting materials in the mail. However, due to an ambiguity in the regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended (ERISA), unless we have previously received a written consent to deliver materials electronically, we have assumed that participants in the Capital Accumulation Plan of The Chubb Corporation (the CCAP) have affirmatively requested paper copies of our annual meeting materials and, therefore, have mailed or will mail copies of the annual meeting materials to each participant in the CCAP whose account holds shares of our stock.

The SEC’s rules also permit us to deliver a single notice or set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice or set of annual meeting materials to multiple shareholders who share an address, unless we received contrary instructions from such impacted shareholders prior to our mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or set of annual meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. For future meetings, if you prefer to receive separate copies of our annual meeting materials, please contact Broadridge Financial Solutions, Inc. (Broadridge) at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of our future annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Who Can Vote

Our Board has set March 4, 2011 as the record date for the 2011 Annual Meeting. Shareholders of record of our common stock at the close of business on March 4, 2011 may vote at the 2011 Annual Meeting.

How Many Shares Can Be Voted

Each shareholder has one vote for each share of our common stock owned at the close of business on the record date. On the record date, 293,588,553 shares of our common stock were outstanding.

How You Can Vote

Record Holders

If your shares are registered in your name with BNY Mellon Shareowner Services, our dividend agent, transfer agent and registrar, you are considered a shareholder of record, and the notice containing instructions on accessing our annual meeting materials online or requesting a paper copy thereof is being sent directly to you by us. Shareholders of record can vote in person at the 2011 Annual Meeting or give their proxy to be voted at the 2011 Annual Meeting in any one of the following ways:

•	over the internet;

•	by telephone; or

•	for shareholders requesting a paper copy of our annual meeting materials, by completing, signing, dating and returning the proxy card accompanying the paper copy.

CCAP Participants

If you are a participant in the CCAP, your proxy will include all shares allocated to you in the CCAP (Plan Shares), which you may vote in person at the 2011 Annual Meeting or over the internet, by telephone or, provided that you have not delivered a written consent to receive our materials electronically, by completing and mailing the proxy card accompanying your paper copy of the annual meeting materials. Your proxy will serve as a voting instruction for the trustee of the CCAP. If your voting instructions are not received by April 21, 2011, any Plan Shares you hold will not be voted by the trustee.

Brokerage and Other Account Holders

You are considered to be the beneficial owner of shares you hold in an account maintained by a broker, bank or other nominee, which may be referred to as shares held in “street name.” For shares held in street name, your broker, bank or nominee, who is the shareholder of record, has forwarded to you the instructions for accessing, or requesting paper copies of, our annual meeting materials. You have the right to direct your broker, bank or nominee on how to vote these shares, and you may also attend the 2011 Annual Meeting. Your broker, bank or nominee has enclosed a voting instruction card. Beneficial owners of shares who wish to vote in person at the 2011 Annual Meeting must obtain a legal proxy from their broker, bank or nominee and present it at the 2011 Annual Meeting. The availability of telephone and internet voting for beneficial owners will depend on the voting processes of their broker, bank or nominee. Please refer to the voting instructions of your broker, bank or nominee for directions as to how to vote shares that you beneficially own.

Voting

Whether you vote over the internet, by telephone or by mail, you can specify whether you vote your shares for or against each of the nominees for election as a director (Proposal 1 on the proxy card). You can specify whether you vote for or against or abstain from the adoption of The Chubb Corporation Annual Incentive Compensation Plan (2011) (Proposal 2 on the proxy card), ratification of Ernst & Young LLP as independent auditor (Proposal 3 on the proxy card) and, on an advisory basis, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation” (Proposal 4 on the proxy card). For the frequency of the shareholder vote on executive compensation (Proposal 5 on the proxy card), you can vote, on an advisory basis, for a three-year, two-year or one-year interval or you can abstain.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with our Board’s recommendations, which is “FOR” Proposals 1 through 4 and “FOR” the three-year interval specified in Proposal 5. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Brokers are not permitted to vote your shares in the absence of your voting instructions with respect to the election of nominees for director, executive compensation matters or any other matter that is not considered a routine matter by the New York Stock Exchange (NYSE). Accordingly, if you do not return your voting instruction card, your shares will not be voted for Proposals 1, 2, 4 or 5. If you are a beneficial owner of shares held in street name and return signed and dated voting instructions without marking any voting selections for the election of director nominees, your shares will be considered as present and voted in accordance with the recommendations of our Board as explained in this proxy statement.

Revocation of Proxies

If you are a shareholder of record or a holder of Plan Shares, you may revoke your proxy at any time before it is exercised in any of four ways:

•	by notifying our Corporate Secretary of the revocation in writing;

•	by delivering a duly executed proxy card bearing a later date;

•	by properly submitting a new, timely and valid proxy via the internet or by telephone after the date of the revoked proxy; or

•	by voting in person at the 2011 Annual Meeting.

You will not revoke a proxy merely by attending the 2011 Annual Meeting. To revoke a proxy, you must take one of the actions described above.

If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or nominee.

Required Votes

The presence, in person or by proxy, of the holders of a majority of all outstanding shares of our common stock entitled to vote at the 2011 Annual Meeting is necessary to constitute a quorum. Each of the proposals to be voted upon at the 2011 Annual Meeting requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions are counted as shares present at the 2011 Annual Meeting for purposes of determining a quorum. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from beneficial owners (broker non-votes) also are counted as shares present at the 2011 Annual Meeting for purposes of determining a quorum. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against these proposals and, accordingly, will have no effect on the voting results.

Adjournments and Postponements

Any action on the items of business described above may be considered at the 2011 Annual Meeting at the time and on the date specified above or at any time and date to which the 2011 Annual Meeting may be properly adjourned or postponed.

2010 10-K

The 2010 10-K is not a part of the proxy soliciting materials. However, the instructions for accessing the 2010 10-K online and for requesting a paper copy are included in the notice you received regarding our annual meeting materials. The 2010 10-K is available on our website at www.chubb.com/investors, as well as on a website maintained by Broadridge at www.proxyvote.com. It also is available without charge by sending a written request to our Corporate Secretary at 15 Mountain View Road, Warren, New Jersey 07059.

Important Notice about Security

All 2011 Annual Meeting attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee before entering the 2011 Annual Meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the 2011 Annual Meeting.

CORPORATE GOVERNANCE

Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations. The key components of this framework are set forth in the following documents:

•	our Restated Certificate of Incorporation;

•	our By-Laws;

•	our Audit Committee Charter;

•	our Corporate Governance & Nominating Committee Charter;

•	our Organization & Compensation Committee Charter;

•	our Corporate Governance Guidelines;

•	our Code of Business Conduct; and

•	our Code of Ethics for CEO and Senior Financial Officers.

Copies of these documents are available on our website at www.chubb.com/investors. Copies also are available without charge by sending a written request to our Corporate Secretary.

Corporate Governance Guidelines

Our Corporate Governance Guidelines address a number of policies and principles employed in the operation of our Board and our business generally, including our policies with respect to:

•	the size of our Board;

•	director independence and minimum qualifications;

•	factors to be considered in selecting candidates to serve on our Board;

•	director nominating procedures, including the procedures by which shareholders may propose director candidates;

•	incumbent directors who do not receive a majority of the votes cast in uncontested elections;

•	term limits, director retirement, director resignations upon job change and Board vacancies;

•	directors’ outside directorships and outside audit committee service;

•	the role and responsibilities of the independent Lead Director;

•	director responsibilities;

•	director attendance at Board meetings, committee meetings and the annual meeting of shareholders;

•	executive sessions of our independent directors;

•	director access to management and our Board’s ability to retain outside consultants;

•	director compensation;

•	stock ownership guidelines for directors and certain employees;

•	administration of our legal compliance and ethics program;

•	director orientation and continuing education;

•	management succession and evaluation of our Chief Executive Officer;

•	annual self-assessments of our Board and each of our Audit Committee, Corporate Governance & Nominating Committee (our Governance Committee) and Organization & Compensation Committee (our Compensation Committee); and

•	shareholder access to our Board and Audit Committee.

Director Qualifications and Director Nominee Considerations

Our Board has established our Governance Committee which is comprised solely of directors satisfying the independence requirements of the NYSE. A copy of the charter of our Governance Committee is available on our website at www.chubb.com/investors. Copies also are available by sending a written request to our Corporate Secretary. Our Board has delegated to our Governance Committee responsibility for, among other things:

•	recruiting qualified independent directors, consisting of persons with diverse backgrounds and skills who have the time and ability to exercise independent judgment and perform our Board’s function effectively and who meet the needs of our Board; and

•	identifying the respective qualifications needed for directors serving on our Board committees and serving as chairmen of such committees, recommending to our Board the nomination of persons meeting such respective qualifications to the appropriate committees of our Board and as chairmen of such committees and taking a leadership role in shaping our corporate governance policies.

We require that a majority of the directors on our Board meet the criteria for independence under applicable law and the requirements of the NYSE. We believe that variety in the lengths of service among the directors benefits us and our shareholders. Accordingly, we do not have term limits for service on our Board. As an alternative to term limits, all director nominations are considered annually by our Governance Committee. Individuals who would be age 72 or older at the time of election are ineligible for nomination to serve on our Board. While our Board does not require that in every instance directors who retire or change from the position they held when they were elected to our Board resign, it does require that our Governance Committee consider the desirability of continued Board membership under the circumstances.

Our Governance Committee takes a holistic approach in identifying and considering director nominees. The Governance Committee primarily focuses on the composition and competencies of our Board as a whole and how the traits possessed by individual director nominees will complement one another. While evaluating individual director nominees within this framework, the factors that our Governance Committee considers include:

•	the personal and professional ethics, integrity and values of the candidate;

•	the independence of the candidate under legal, regulatory and other applicable standards, including the ability of the candidate to represent all of our shareholders without any conflicting relationship with any particular constituency;

•	the diversity of the existing Board, so that we maintain a diverse body of directors, with diversity reflecting gender, ethnic background and geographic and professional experience;

•	the professional experience and industry expertise of the candidate and whether it will add to or complement that of the existing Board;

•	the compatibility of the candidate with the existing Board;

•	the length of tenure of the members of the existing Board;

•	the number of other public company boards of directors on which the candidate serves or intends to serve, with the general expectation that the candidate would not serve on the boards of directors of more than four other public companies;

•	the number of public company audit committees on which the candidate serves or intends to serve, with the general expectation that, if the candidate is to be considered for service on our Audit Committee, the candidate would not serve on the audit committees of more than two other public companies;

•	the candidate’s service on the boards of directors of other for-profit companies, not-for-profit organizations, trade associations or industry associations;

•	the ability and willingness of the candidate to devote sufficient time to carrying out his or her Board duties and responsibilities effectively;

•	the commitment of the candidate to serve on our Board for an extended period of time; and

•	such other attributes of the candidate and external factors as our Governance Committee deems appropriate.

Our Governance Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate.

Nominating Procedures

The primary purpose of our nominating procedures is to identify and recruit outstanding individuals to serve on our Board. Our Governance Committee meets periodically to consider the slate of nominees for election at our next annual meeting of shareholders. If appropriate, our Governance Committee schedules follow-up meetings and interviews with potential candidates. Our Governance Committee submits its recommended nominee slate to our Board for approval.

Our Governance Committee will consider candidates recommended by directors, members of management and our shareholders. In addition, our Governance Committee is authorized to engage one or more search firms to assist in the recruitment of director candidates.

The procedures for shareholders to propose director candidates are set forth in Article I, Section 10 of our By-Laws. Our Governance Committee may make such additional inquiries of the candidate or the proposing shareholder as our Governance Committee deems appropriate. This information is necessary to allow our Governance Committee to evaluate the shareholder’s proposed candidate on the same basis as those candidates referred through directors, members of management or by consultants retained by our Governance Committee.

Shareholders wishing to propose a candidate for consideration should refer to Article I, Section 10 of our By-Laws, the information set forth under the heading “2012 Shareholder Proposals and Nominations” and the SEC rules applicable to shareholder proposal submission procedures.

Director Election Procedures

In uncontested elections, our directors are elected by the affirmative vote of a majority of the votes cast. In the event that an incumbent director receives less than the affirmative vote of a majority of the votes cast and the director would otherwise remain in office by operation of New Jersey law, the affected director is required to tender his or her resignation. Our Governance Committee is required to promptly consider the resignation and make a recommendation to our Board as to whether or not to accept such resignation. Our Board is required to take action with respect to our Governance Committee’s recommendation within 90 days after the date of the election. These procedures are described in full in our Corporate Governance Guidelines.

Director Independence

Our Governance Committee reviews each director’s independence annually in accordance with the standards set forth in our Corporate Governance Guidelines and the requirements of the NYSE. No member of our Board will be considered independent unless our Governance Committee determines that the director has no material relationship with us that would affect the director’s independence and that the director satisfies the independence requirements of all applicable laws, rules and regulations. To facilitate the analysis of whether a director has a relationship with us that could affect his or her independence, our Board has identified in our Corporate Governance Guidelines the following categories of relationships which should not affect a director’s independence or are deemed immaterial and, therefore, are not considered by our Governance Committee in determining director independence:

•	charitable contributions made by us to any organization:

•	pursuant to our Matching Gifts Program on terms of general applicability to employees and directors;

•	in amounts that do not exceed $25,000 per year; or

•	that have been approved by our Governance Committee;

•	commercial relationships with any entity or organization where the annual sales to, or purchases from, us are less than two percent of our annual revenue and less than two percent of the annual revenue of the other entity or organization; and

•	insurance, reinsurance and other risk transfer arrangements entered into on an arm’s length basis in the ordinary course of business.

Our Board reviewed director independence in 2010 based on the assessment of our Governance Committee. As a result of this review, our Board determined that each of our directors, other than John D. Finnegan, who is our Chairman, President and Chief Executive Officer, was independent as defined in the listing standards of the NYSE and, in the case of the members of our Audit Committee, Section 10A(m)(3) of the Securities Exchange Act of 1934 (Exchange Act).

Related Person Transactions

Our Governance Committee has adopted a written policy governing the review and approval of transactions in which we are a participant and in which any of our officers, our directors, holders of five percent or more of our common stock or any of their respective immediate family members (as defined by the SEC) has a material direct or indirect interest. These individuals collectively are referred to as related persons. This policy prohibits us from participating in any transaction in which a related person has a direct or indirect material interest unless:

•	the transaction is a permitted transaction (as defined below);

•	in the case of our executive officers and holders of five percent or more of our common stock, the transaction is reported to and approved by our Board, our Governance Committee or another Board committee comprised of disinterested directors; or

•	in the case of our directors and nominees for director, the transaction is reported to and approved by a majority of the disinterested members of our Governance Committee or, if less than a majority of our Governance Committee is disinterested, a majority of the disinterested members of our Board.

In the event that a related person inadvertently fails to obtain the appropriate approvals prior to engaging in a transaction in which the related person has a material direct or indirect interest and in which we are a participant, the related person is required to seek ratification of the transaction by the appropriate decision maker referenced above as soon as reasonably practicable after discovery of such failure.

Our Governance Committee has identified categories of transactions that are appropriate and generally do not give rise to conflicts of interest or the appearance of impropriety, which, accordingly, do not require approval or ratification. These categories of transactions, referred to as permitted transactions under the policy, are:

•	the purchase of insurance products or services from us on an arm’s length basis in the ordinary course of business and on terms and conditions generally available to other insureds;

•	claims activity relating to insurance policies administered on an arm’s length basis in the ordinary course of business and consistent with the administration of the claims of other insureds;

•	any transaction or series of transactions with an aggregate dollar amount involved of $100,000 or less;

•	transactions within the scope of a related person’s ordinary business duties to us, where the benefits inuring to the related person relate solely to our performance review process (and resulting compensation and advancement decisions);

•	our payment or reimbursement of a related person’s expenses incurred in performing his or her Chubb-related responsibilities;

•	the receipt of compensation and benefits from us, provided that such arrangements are approved in accordance with the policies and procedures established by our Board or a committee thereof;

•	the purchase or sale of our securities in the open market or pursuant to any equity compensation plan approved by our Board and our shareholders;

•	any transaction with an entity or organization with whom the related person is serving or affiliated solely at our request;

•	any transaction in which the related person’s interest arises only: (i) from the related person’s position as a director of another corporation or organization that is a party to the transaction; (ii) from the direct or indirect ownership by the related person and all other related persons, in the aggregate, of less than a ten percent equity interest in another person (other than a partnership) which is a party to the transaction; or (iii) from both such position and ownership; and

•	any transaction in which the related person’s interest arises only from the related person’s position as a limited partner in a partnership in which the related person and all other related persons have an interest of less than ten percent and the person is not a general partner of and does not have another position in the partnership.

Related person transactions since January 1, 2010 are discussed under the heading “Certain Transactions and Other Matters.”

Board Leadership Structure and Risk Oversight

Board Structure

As noted in our Corporate Governance Guidelines, the determination of our Board’s leadership structure is an integral part of our succession planning process. Based on our Board’s current composition as well as Mr. Finnegan’s business experience and day-to-day involvement in our operations, our Board has determined that the most effective leadership structure for our Board is for the roles of Chief Executive Officer and Chairman of the Board to be combined. To ensure our Board’s independence and proper functioning, our Board has also elected a Lead Director with substantial authority over our Board’s operations. Our Board has determined that this structure currently is beneficial because it fosters the development and implementation of business strategies, while also providing the balance of an empowered independent Board.

The Lead Director has the following authority:

•	to act as a liaison between the Chairman and the independent directors;

•	to call special meetings of our Board;

•	to call special meetings of any committee of our Board;

•	with the consent of a majority of the members of our Executive Committee, to call special meetings of our shareholders;

•	in the absence of the Chairman of the Board, to preside at meetings of our Board;

•	to preside at all executive sessions of the non-employee directors and the independent directors;

•	in the absence of the Chairman of the Board, to preside at meetings of our shareholders;

•	to provide direction regarding the meeting schedule, information to be sent to our Board and the agenda for our Board meetings to assure that there is sufficient time for discussion of all agenda items;

•	at the Lead Director’s discretion, to attend meetings of any committee on which he or she is not otherwise a member;

•	to hire independent legal, financial or other advisors as he or she deems desirable or appropriate, without consulting or obtaining the approval of any member of management in advance; and

•	to exercise such additional powers as may be conferred upon the office of Lead Director by resolution of our Board or our Governance Committee from time to time.

The Lead Director serves on our Executive Committee and is eligible to serve on any or all other committees of our Board. The Lead Director is elected annually and is not subject to term limits. James M. Zimmerman currently serves as our Lead Director.

Risk Oversight

Our Board recognizes that one of its key responsibilities is to understand and evaluate how the material risks to which we are subject interrelate, how they affect our business and how management addresses those risks. Annually, our Board and management review and discuss the risks that have been identified as providing the greatest exposure to our business. Our Board allocates oversight responsibility for these risk areas among itself and its committees. Our Chief Risk Officer and/or other members of senior management regularly report to our Board or the designated committee on these subjects. For many risk areas, reports are provided quarterly and, for others, reports are provided annually or more frequently if warranted. Where a Board committee has primary oversight responsibility for one or more risk areas, the chairman of that committee regularly reports on these matters to our Board.

Contacting our Board

Parties interested in contacting our Board, any committee of the Board, the Chairman of the Board, the Lead Director, the independent directors as a group or any individual director are invited to do so by writing to them in care of our Corporate Secretary at:

Corporate Secretary
The Chubb Corporation
15 Mountain View Road
Warren, New Jersey 07059

Complaints and concerns relating to our accounting, internal controls over financial reporting or auditing matters should be communicated to our Audit Committee using the special procedures described below. Communications addressed to a particular director will be referred to that director. All other communications addressed to our Board will be referred to our Lead Director and tracked by our Corporate Secretary.

Special Procedures for Contacting our Audit Committee

Complaints and concerns relating to our accounting, internal controls over financial reporting or auditing matters should be communicated to our Audit Committee, which consists solely of independent directors. Any such communication may be anonymous and may be reported to our Audit Committee through our General Counsel by writing to:

Executive Vice President and General Counsel
The Chubb Corporation
15 Mountain View Road
Warren, New Jersey 07059
GeneralCounsel@chubb.com

All such concerns will be reviewed under our Audit Committee’s direction and oversight by the General Counsel, our Internal Audit Department or such other persons as our Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of our Audit Committee. The General Counsel will prepare a periodic summary report of all such communications for our Audit Committee.

Our Code of Business Conduct provides that we will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Meeting Attendance and Related Matters

Our directors are expected to attend all Board meetings, meetings of committees on which they serve and the annual meeting of shareholders. Nine of our directors attended the 2010 Annual Meeting of Shareholders. Directors also are expected to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. In 2010, our Board met seven times. All of our incumbent directors attended at least 75% of the meetings of our Board and the committees on which they serve.

Audit Committee

Our Audit Committee is directly responsible for the appointment, compensation and retention (or termination) of our independent auditor. Our Audit Committee also is responsible for the oversight of the integrity of our financial statements, risk management, compliance with legal and regulatory requirements, the independence and qualifications of our independent auditor, the performance of our internal audit function and independent auditor and other significant financial matters. For 2010, our Board designated Martin G. McGuinn and Daniel E. Somers as our audit committee financial experts (as defined by SEC rules). In 2010, our Audit Committee met eight times. The Audit Committee Report for 2010 is set forth under the heading “Audit Committee Report.”

Compensation Committee

Composition; Scope of Authority

Each member of our Compensation Committee satisfies the independence requirements of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. Our Compensation Committee’s primary responsibilities include establishing our general compensation philosophy and overseeing the development, implementation and administration of our compensation, benefit and perquisite programs. It also evaluates the performance and sets all aspects of the compensation paid to our Chief Executive Officer and reviews and approves the compensation paid to our other executive officers. In addition, our Compensation Committee is responsible for recommending the form and amount of compensation for our non-employee directors to our Governance Committee. The principal duties and responsibilities of our Compensation Committee are set forth in its charter, which is available on our website at www.chubb.com/investors.

Processes and Procedures

In 2010, our Compensation Committee met six times.

During the first quarter of each year, our Compensation Committee evaluates our performance relative to the pre-established goals under The Chubb Corporation Annual Incentive Compensation Plan (2006) (the 2006 Annual Incentive Plan), in the case of annual incentive compensation, The Chubb Corporation Long-Term Incentive Plan (2009) (the 2009 LTIP), in the case of long-term incentive awards, and for certain other plans in which our named executive officers identified under the heading “Executive Compensation—Summary Compensation Table” (our NEOs) do not participate. In addition, our Compensation Committee evaluates our Chief Executive Officer’s overall individual performance and contributions over the prior year. Our Chief Executive Officer presents our

Compensation Committee with his evaluation of each of the other NEOs, which includes a review of contributions and performance during the prior year, strengths, weaknesses, development plans, succession potential and compensation recommendations. Our Compensation Committee then makes a final determination of compensation amounts for each NEO with respect to each of the elements of the executive compensation program for both compensation based on prior year performance and target compensation for the current year.

Mid-year, typically in June, our Compensation Committee considers each NEO’s total compensation as compared with that of the named executive officers of a peer group of companies. Information regarding this peer group analysis is set forth under the heading “Compensation Discussion and Analysis—Setting of Executive Compensation.” This peer group review provides our Compensation Committee with an external basis to evaluate our overall compensation program, including an assessment of its pay to performance relationship. Following this presentation of competitive market data, our Compensation Committee makes decisions, in consultation with our Chief Executive Officer, regarding the other NEOs, assessing the need for any modifications to executive compensation opportunities and overall program design for implementation in the following year. Final approval of any program or individual changes typically occurs in the first quarter of the following year, at or around the same time that our Compensation Committee is evaluating overall performance for the just-completed year to determine actual award amounts payable under our incentive-based plans.

Role of Executive Officers

Our Compensation Committee, and through it our Board, retains final authority with respect to our compensation, benefit and perquisite programs and all actions taken thereunder. However, as noted above, our Chief Executive Officer recommends to our Compensation Committee compensation actions for each of the other NEOs. Our other NEOs evaluate the performance of and recommend compensation actions for other members of our senior management team to our Chief Executive Officer. Our Chief Executive Officer, after making any adjustments he deems appropriate, presents these recommendations to our Compensation Committee for consideration and compensation action. Compensation actions for the rest of our employees are determined by management, with our Compensation Committee receiving and approving aggregated information (e.g., aggregate incentive compensation and equity awards) by employee level with respect to such actions. None of our employees has a role in determining or recommending the amount or form of non-employee director compensation.

Delegation of Authority

Subject to an aggregate limit of 400,000 shares of our common stock, our Compensation Committee has delegated authority to our Chief Executive Officer to make equity grants to employees at or below the level of Senior Vice President. In accordance with the terms of this delegation of authority, our Compensation Committee periodically reviews all such awards. If our Compensation Committee ratifies the awards, the number of shares so ratified is restored to our Chief Executive Officer’s pool of awardable shares. Our Chief Executive Officer uses this authority to grant performance, promotion, retention and new hire awards. Our Compensation Committee has retained exclusive authority for granting equity awards to employees above the level of Senior Vice President, as well as for certain of our Senior Vice Presidents, including those subject to the reporting requirements of Section 16 of the Exchange Act.

Role of Executive Compensation Consultant

Pursuant to its charter, our Compensation Committee has the sole authority to retain any compensation consultant to be used to assist in the evaluation of executive compensation and to approve the fees and terms of such retention. In accordance with this authority, our Compensation Committee directly engaged a compensation consulting firm, Compensation Advisory Partners LLC (CAP or the Compensation Consultant). CAP was engaged by our Compensation Committee to assist in reviewing our overall compensation strategy and total compensation package and to provide input on the competitive market for executive talent, evolving executive compensation market practices, program design and regulatory compliance. CAP does not provide any other services to us.

Executive Committee

Our Executive Committee, which consists of the Chairman of the Board, our Lead Director and the Chairmen of our Audit, Compensation and Governance Committees, is responsible for overseeing our business, property and affairs during the intervals between the meetings of our Board, if necessary. Our Executive Committee did not meet during 2010.

Finance Committee

Our Finance Committee oversees and regularly reviews the purchase and sale of securities in our investment portfolio. In 2010, our Finance Committee met three times.

Governance Committee

As noted above, our Governance Committee assists our Board in identifying individuals qualified to become members of our Board and oversees the annual evaluation of our Board and each committee. As provided in its charter, our Governance Committee also makes recommendations to our Board on a variety of corporate governance and nominating matters, including recommending standards of independence, director nominees, appointments to committees of our Board, designees for chairmen of each of our Board committees, non-employee director compensation and corporate governance guidelines. In 2010, our Governance Committee met four times.

Compensation Committee Interlocks and Insider Participation

During our 2010 fiscal year, each of Sheila P. Burke, Martin G. McGuinn, Daniel E. Somers, Karen Hastie Williams, James M. Zimmerman and Alfred W. Zollar served on our Compensation Committee. None of these individuals has at any time been an officer or employee of Chubb. During our 2010 fiscal year, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board or Compensation Committee served as an executive officer.

Directors’ Compensation

Our Governance Committee, with the assistance of our Compensation Committee, is responsible for establishing and overseeing non-employee director compensation. Our Compensation and Governance Committees consult periodically with the Compensation Consultant to evaluate and, if appropriate, adjust non-employee director compensation. To benchmark the competitiveness of our non-employee director compensation, the Compensation and Governance Committees utilize the same peer group of companies described below under the heading “Compensation Discussion and Analysis—Setting of Executive Compensation.” Consistent with our compensation philosophy for our NEOs, our non-employee director compensation program is designed to target total non-employee director compensation in the second quartile of the compensation paid to non-employee directors in this peer group.

Director Compensation Table

The following table sets forth the compensation we paid to our non-employee directors in 2010:

					Change
					in Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)(2)	($)(3)	($)	($)	($)(4)	($)

Zoë Baird	$111,000	$99,977	—	—	—	$107	$211,084
Sheila P. Burke	107,000	99,977	—	—	—	—	206,977
James I. Cash, Jr.	95,000	99,977	—	—	—	—	194,977
Joel J. Cohen(5)	35,000	—	—	—	—	—	35,000
Klaus J. Mangold(5)	24,500	—	—	—	—	—	24,500
Martin G. McGuinn	132,000	99,977	—	—	—	26,234	258,211
Lawrence M. Small	89,500	99,977	—	—	—	1,166	190,643
Jess Søderberg	98,500	99,977	—	—	—	28,219	226,696
Daniel E. Somers	137,000	99,977	—	—	—	26,399	263,376
Karen Hastie Williams(5)	101,333	99,977	—	—	—	531	201,841
James M. Zimmerman(6)	151,000	99,977	—	—	—	—	250,977
Alfred W. Zollar	115,000	99,977	—	—	—	178	215,155

(1)	Compensation for Mr. Finnegan is not included in this table because he does not receive compensation for services that he renders as a member of our Board. Information regarding Mr. Finnegan’s compensation is set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

(2)	Pursuant to the 2009 LTIP, on April 27, 2010, each non-employee director received deferred stock units representing the right to receive 1,916 shares of our common stock valued at $52.18 per share. These awards vested immediately upon grant, but the issuance of the shares underlying such awards was mandatorily deferred until following the recipient’s separation from service on our Board. Accordingly, the aggregate grant date fair value of each of these awards, calculated in accordance with FASB ASC Topic 718, is $99,977 per non-employee director.

As of December 31, 2010, each of our non-employee directors other than Mr. Zimmerman had the following outstanding equity awards:

Grant Date	Type of Award	Number of Units(a)

April 29, 2008	Stock Unit	469	(b)
April 28, 2009	Deferred Stock Unit	2,481	(c)
April 27, 2010	Deferred Stock Unit	1,916	(c)

Total		4,866	(d)

(a)	Each stock unit and each deferred stock unit has the equivalent value of one share of our common stock. The grant date fair value of each of these awards is estimated based on the fair market value of our common stock on the date of grant.

(b)	Settles on the third anniversary of grant date.

(c)	Settles following separation from service on our Board.

(d)	Excludes the April 29, 2008 performance unit awards that were earned as of December 31, 2010. The actual payment of these awards was made on February 23, 2011, pursuant to which each non-employee director other than Mr. Zimmerman received, or was entitled to receive, 2,130 shares of our common stock (151.4% of the original performance unit award).

(3)	The following table sets forth the option awards outstanding for each non-employee director at December 31, 2010, all of which are fully vested:

Aggregate Number of
Shares Subject to
Name	Option Awards

Zoë Baird	20,000
Sheila P. Burke	56,000
James I. Cash, Jr.	8,000
Martin G. McGuinn	—
Lawrence M. Small	41,943
Jess Søderberg	—
Daniel E. Somers	2,000
James M. Zimmerman	—
Alfred W. Zollar	—

(4)	Represents (i) imputed income for premiums paid to purchase life insurance under the Directors’ Group Term Life Insurance Program; (ii) premiums paid for life insurance policies through which we will fund our non-employee directors’ charitable contributions under the Director’s Charitable Award Program; and/or (iii) imputed income for premiums paid to purchase life insurance under The Chubb Corporation Estate Enhancement Program for Non-Employee Directors. Additional information regarding these programs is set forth under the heading “Directors’ Compensation—All Other Compensation.”

(5)	Mr. Cohen and Dr. Mangold each retired from our Board effective as of April 27, 2010. Ms. Williams retired from our Board effective as of November 1, 2010.

(6)	Mr. Zimmerman was elected to our Board on June 11, 2008. As of December 31, 2010, Mr. Zimmerman had the following outstanding equity awards, which have the same general terms as those described in footnote (2) above:

Grant Date	Type of Award	Number of Units(a)

June 11, 2008	Stock Unit	433	(b)
April 28, 2009	Deferred Stock Unit	2,481	(c)
April 27, 2010	Deferred Stock Unit	1,916	(c)

Total		4,830	(d)

(a)	Each stock unit and each deferred stock unit has the equivalent value of one share of our common stock. The grant date fair value of each of these awards is estimated based on the fair market value of our common stock on the date of grant.

(b)	Settles on the third anniversary of grant date.

(c)	Settles following separation from service on our Board.

(d)	Excludes the June 11, 2008 performance unit awards that were earned as of December 31, 2010. The actual payment of these awards was made on February 23, 2011, pursuant to which Mr. Zimmerman received, or was entitled to receive, 1,970 shares of our common stock (151.4% of the original performance unit award).

Fees Earned or Paid in Cash

The following table summarizes the cash components of our 2010 non-employee director compensation program:

Item	Amount

Annual Director Retainer	$60,000
Lead Director Annual Supplemental Retainer	50,000
Audit Committee Chairman Retainer	20,000
Audit Committee Member Retainer	7,500
Compensation Committee Chairman Retainer	15,000
Compensation Committee Member Retainer	7,500
Executive Committee Retainer	7,500
Finance Committee Member Retainer	7,500
Governance Committee Chairman Retainer	12,500
Governance Committee Member Retainer	7,500
Board Meeting Fee	2,000
Committee Meeting Fee	2,000

Stock Awards

With respect to non-employee directors, the 2009 LTIP is administered by our Governance Committee with the assistance of our Compensation Committee. Subject to adjustment upon the occurrence of certain events described below, as of March 4, 2011, a maximum of 467,808 shares of our common stock were issuable to non-employee directors under the 2009 LTIP.

Based upon its market analysis, a peer group comparison and the recommendation of the Compensation Consultant and Compensation Committee, our Governance Committee approved deferred stock unit awards to each of our non-employee directors in the amount of approximately $100,000 on April 27, 2010. The deferred stock units vested immediately upon grant, but the issuance of the shares underlying such awards was mandatorily deferred until following the recipient’s separation from service on our Board.

Option Awards

Since the adoption of The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004) (2004 Director Plan) in April 2004, our Board’s practice has been to refrain from granting stock options to non-employee directors.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Cash Compensation.  Under the Deferred Compensation Plan for Directors, non-employee directors may defer receipt of all or a portion of their cash compensation. Amounts of deferred compensation are payable at the option of the non-employee director either upon the non-employee director’s separation from service on our Board or at a specified date chosen by the non-employee director at the time the deferral election is made. The Deferred Compensation Plan for Directors provides that amounts deferred may be invested in:

•	an interest bearing account;

•	a market value account; or

•	a shareholders’ equity account.

A non-employee director participating in the Deferred Compensation Plan for Directors may elect to receive the compensation deferred in either a lump sum or in annual installments. All amounts are paid in cash, except for the market value accounts which we pay in shares of our common stock. Deferred compensation represents an unsecured obligation payable out of our general corporate assets.

Cash Accounts.  Interest bearing accounts (cash accounts) bear interest at the lesser of 120% of the applicable long-term federal interest rate and Citibank, N.A.’s prime rate in effect on the first day of each January, April, July and October during the deferral period. At December 31, 2010, we did not maintain cash accounts for any of our non-employee directors.

Market Value Accounts.  Market value accounts, which are denominated in units with one unit having the equivalent value of one share of our common stock, track the value of shares of our common stock. On each date compensation otherwise would have been paid in accordance with our normal practice (the credit date), non-employee directors deferring cash compensation into market value accounts are credited with the number of market value units equal to the quotient of:

•	the amount of compensation deferred by the non-employee director, divided by

•	the closing share price of our common stock on the NYSE on the credit date or on the trading day preceding the credit date if the credit date is not a trading day.

When we pay cash dividends on our common stock, the market value account of each participating non-employee director is credited with the number of market value units equal to:

•	the product of (i) the amount of the dividend per share, multiplied by (ii) the number of units in the non-employee director’s market value account on the dividend payment date, divided by

•	the closing share price of our common stock on the NYSE on the dividend payment date or on the trading day preceding the dividend payment date if the dividend payment date is not a trading day.

At December 31, 2010, we maintained market value accounts for four non-employee directors.

Shareholders’ Equity Accounts.  Shareholders’ equity accounts, which are denominated in units, track the book value per share of our common stock. On each date compensation otherwise would have been paid in accordance with our normal practice, non-employee directors deferring cash compensation into shareholders’ equity accounts are credited with the number of shareholders’ equity units equal to the quotient of:

•	the amount of compensation deferred by the non-employee director, divided by

•	the shareholders’ equity per share as reported in our annual report to shareholders for the immediately preceding year.

When we pay cash dividends on our common stock, the shareholders’ equity account of each participating non-employee director is credited with the number of shareholders’ equity units equal to:

•	the product of (i) the amount of the dividend per share, multiplied by (ii) the number of units in the non-employee director’s shareholders’ equity account on the dividend payment date, divided by

•	the closing share price of our common stock on the NYSE on the dividend payment date or on the trading day preceding the dividend payment date if the dividend payment date is not a trading day.

At December 31, 2010, we did not maintain shareholders’ equity accounts for any of our non-employee directors.

Equity Compensation.  Prior to 2009, we offered non-employee directors the option of deferring receipt of all or a portion of their equity compensation. At December 31, 2010, we maintained deferred equity accounts for six non-employee directors who had elected to defer receipt of all or a portion of the shares they would have been entitled to receive upon settlement of pre-2009 equity grants. Amounts of voluntarily deferred equity are payable at the option of the non-employee director either upon the non-employee director’s separation from service on our Board or at a specified date chosen by the non-employee director at the time the deferral election is made. Non-employee directors receive current payment of dividend equivalents on their deferred equity, whether such deferral is voluntary or mandatory. We declare and pay dividend equivalents on equity held in director deferral accounts at the same rate and at the same time as we declare and pay dividends on our common stock generally.

In 2009, our Governance Committee determined that deferred stock units would be the primary equity award structure under the 2009 LTIP for our non-employee directors. Accordingly, in April 2010, our non-employee directors were awarded deferred stock units which vested immediately upon grant but the issuance of the shares underlying such awards was mandatorily deferred until following each recipient’s separation from service on our Board.

All Other Compensation

Directors’ Group Term Life Insurance Program.  Our non-employee directors have the option of purchasing $50,000 in group term life insurance coverage for themselves. Directors pay the full cost of the coverage, which is based on coverage rates for our active employees. Mmes. Baird and Williams and Messrs. Small, Somers and Zollar have elected to purchase life insurance coverage under this program. In connection with the premiums they paid to purchase life insurance policies under the Directors’ Group Term Life Insurance Program, income was imputed in 2010 to Mmes. Baird and Williams in the respective amounts of $107 and $531 and to Messrs. Small, Somers and Zollar in the respective amounts of $318, $165 and $178. The imputed income represented the difference between the group rates on these policies and the IRS prescribed coverage values.

Director’s Charitable Award Program.  Effective January 1, 1992, we established the Director’s Charitable Award Program. Under this program, each non-employee director, following his or her first election to our Board by our shareholders, was entitled to request that we direct one or more charitable contributions totaling up to $500,000 to eligible tax exempt organizations. We have elected to fund the Director’s Charitable Award Program through the proceeds of “second-to-die” life insurance policies that we have purchased on the lives of the participating non-employee directors. We are the owner and beneficiary of these policies. Non-employee directors have no rights in these policies or the benefits thereunder.

Under the terms of these policies, participating non-employee directors are paired and, upon the death of the second paired non-employee director, we use the proceeds of these policies to fund the contributions to the organizations selected by the non-employee directors. At December 31, 2010, eight non-employee directors were participating in the program. For five of these non-employee directors, we paid the full premium on the life insurance policies through which we fund the program prior to 2010. For Messrs. McGuinn, Søderberg and Somers, the premiums paid in 2010 in connection with their participation in this program, which also are reflected in the “All Other Compensation” column of the Director Compensation Table set forth under the heading “Corporate Governance—Directors’ Compensation,” were $26,234, $28,219 and $26,234, respectively.

In March 2008, our Board voted to close the Director’s Charitable Award Program to future participants (with currently eligible participants under the Director’s Charitable Award Program being grandfathered). In addition, we may further amend or terminate the Director’s Charitable Award Program at our election at any time. Participating non-employee directors are entitled to change their designated charities at any time.

Estate Enhancement Program.  Prior to 2002, we maintained The Chubb Corporation Estate Enhancement Program for Non-Employee Directors. This program was offered to non-employee directors as an estate enhancement benefit pursuant to which a participant could exchange deferred compensation for a split-dollar whole-life insurance benefit. The program was designed so that it would be cost neutral to us, with the after-tax cost of the program (including amounts we will receive upon payout of the life insurance benefit) to us being intended to approximate the participant’s foregone deferred compensation. During 2010, Mr. Small recognized imputed income of $848 in connection with the premiums paid on the insurance policies purchased in connection with his participation in the program.

OUR BOARD OF DIRECTORS

Our Board oversees our business operations, assets, affairs and performance. In accordance with our long-standing practice, each of the director nominees other than our Chief Executive Officer is independent. Set forth below are the name, age, length of service on our Board and principal occupation of each director nominee, together with certain other biographical information and factors considered by our Governance Committee and the Board in nominating each director nominee for election to our Board. Unless otherwise indicated, each nominee has served for at least ten years in the business position currently or most recently held. The age of each director is as of April 26, 2011, the date of the 2011 Annual Meeting.

ZOË BAIRD (Age 58)
Director since 1998
Zoë Baird is President of the Markle Foundation, a private philanthropy that focuses on using information and communications technologies to address critical public needs, particularly in the areas of health care and national security. Ms. Baird’s career spans business, government and academia. She has been Senior Vice President and General Counsel of Aetna, Inc., a senior visiting scholar at Yale Law School, counselor and staff executive at General Electric Co., and a partner in the law firm of O’Melveny and Myers. She was Associate General Counsel to President Jimmy Carter and an attorney in the Office of Legal Counsel of the Department of Justice. She served on President Clinton’s Foreign Intelligence Advisory Board from 1993 - 2001 and on the International Competition Policy Advisory Committee to the Attorney General. Ms. Baird served on the Technology & Privacy Advisory Committee to the Secretary of Defense in 2003 - 2004, which advised on the use of technology to counter terrorism. She is on a number of non-profit and corporate boards, including Boston Properties, and Brookings Institution, among others.
In selecting Ms. Baird as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Ms. Baird’s outside board service and business activities, including her knowledge of the insurance industry, legal matters, public policy matters, governmental affairs and information technology.

SHEILA P. BURKE (Age 60)
Director since 1997
Faculty Research Fellow, Malcolm Wiener Center for Social Policy, Member of Faculty, J.F. Kennedy School of Government, Harvard University since 2007. Senior Public Policy Advisor, Baker, Donelson, Bearman, Caldwell & Berkowitz from 2009 to present. From 2004 - 2007 Deputy Secretary and Chief Operating Officer, Smithsonian Institution. Ms. Burke previously was Under Secretary for American Museums and National Programs, Smithsonian Institution, from June 2000 to December 2003 and Executive Dean and Lecturer in Public Policy of the John F. Kennedy School of Government, Harvard University, from November 1996 until June 2000. Ms. Burke served as Chief of Staff to the Majority Leader of the U.S. Senate from 1985 - 1996. Ms. Burke also serves on a number of non-profit and corporate boards, including Wellpoint Inc., the Kaiser Commission on the Future of Medicaid and Uninsured, the Georgetown University School of Nursing and Health Sciences, the Partnership for Public Service and the Association of American Medical Colleges.
In selecting Ms. Burke as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Ms. Burke’s outside board service and business activities, including her knowledge of public policy matters and governmental affairs.

JAMES I. CASH, JR. (Age 63)
Director since 1996
The James E. Robison Emeritus Professor of Business Administration, Harvard University. Dr. Cash was a member of the Harvard Business School faculty from July 1976 to October 2003. He also serves on the boards of General Electric Company and Wal-Mart. He owns a private company - The Cash Catalyst, LLC - and serves as a Special Advisor or Director of several private companies including General Catalyst Partners, Verne Global, Deutsche Bank of the Americas, The Green Exchange, Grain Communications and Veracode. Dr. Cash also serves on the non-profit boards of the National Association of Basketball Coaches Foundation, The Smithsonian Museum of African-American History and Culture and the Bert King Foundation.
In selecting Dr. Cash as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Dr. Cash’s outside board service and business experience, including his knowledge of information technology, strategic planning and international business operations.

JOHN D. FINNEGAN (Age 62)
Director since 2002
President and Chief Executive Officer of The Chubb Corporation since December 2002 and Chairman since December 2003. Mr. Finnegan previously had been Executive Vice President of General Motors Corporation, which is primarily engaged in the development, manufacture and sale of automotive vehicles, and Chairman and President of General Motors Acceptance Corporation, a finance company and subsidiary of General Motors Corporation, from May 1999 to December 2002. He was Vice President and Group Executive of General Motors and also President of General Motors Acceptance Corporation from November 1997 to April 1999. Mr. Finnegan was associated with General Motors Corporation from 1976 to December 2002. Mr. Finnegan also serves on the Board of Directors of the National Association of Basketball Coaches Foundation.
In selecting Mr. Finnegan as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Finnegan’s role as our Chief Executive Officer and his extensive experience in the financial services industry as well as the perspective he has gained through his outside board service and business activities.

LAWRENCE W. KELLNER (Age 52)
Nominee for Director
Mr. Kellner is President of Emerald Creek Group, LLC, a private equity firm. He served as Chairman and Chief Executive Officer of Continental Airlines, Inc. from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and was a member of Continental Airlines’ board of directors from May 2001 to December 2009. He currently serves as a Director on the board of Marriott International, Inc. On the civic front, he is on a number of boards including serving as Chairman of the Greater Houston Partnership and as a trustee for Rice University.
In selecting Mr. Kellner as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Kellner’s outside board service and business activities, including his roles as Chairman and Chief Executive Officer and Chief Financial Officer of a major public company.

MARTIN G. McGUINN (Age 68)
Director since 2007
Chairman and Chief Executive Officer of Mellon Financial Corporation from January 1999 until February 2006. Mr. McGuinn held a number of positions during his 25 years at Mellon. He served as the 2005 President of the Federal Reserve Board’s Advisory Council. Mr. McGuinn serves on the Boards of Celanese Corporation and iGate Corporation, and is a member of the Advisory Board of CapGen Financial. Mr. McGuinn also serves on several nonprofit boards, including the Carnegie Museums of Pittsburgh and the University of Pittsburgh Medical Center.
In selecting Mr. McGuinn as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. McGuinn’s outside board service and business activities, including his role as Chairman and Chief Executive Officer of a major public financial services company.

LAWRENCE M. SMALL (Age 69)
Director since 1989
Former Secretary of the Smithsonian Institution, the world’s largest museum and research complex, a position he held from 2000 to 2007. Mr. Small previously had been President and Chief Operating Officer of Fannie Mae from 1991 to 2000. Before joining Fannie Mae, he served as Vice Chairman and Chairman of the executive committee of the boards of directors of Citicorp and Citibank, where he worked for 27 years. He currently also serves as a director on the boards of Marriott International and New York City’s Spanish Repertory Theatre.
In selecting Mr. Small as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Small’s outside board service and business activities, including his senior leadership roles at major public financial services companies and a government institution.

JESS SØDERBERG (Age 66)
Director since 2007
Retired from A.P. Moller-Maersk in November 2007. Mr. Søderberg was Partner and Group CEO of A.P. Moller-Maersk since 1994. He joined the company after graduating with an MBA from the Copenhagen Business School in 1969, and has since held a number of senior financial positions in both the USA and Denmark. Mr. Søderberg was a member of JP Morgan Chase’s International Council until 2007, is a member of Danske Bank’s Advisory Board, is the Vice Chairman of the board of Carlsberg A/S, is Chairman of Carlsberg A/S’s audit committee, and an adviser to Permira (a major international equity fund). Mr. Søderberg is honored as a Knight 1st Degree of the Order of Dannebrog and the Chilean Order of Bernardo O’Higgins.
In selecting Mr. Søderberg as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Søderberg’s outside board service and business activities, including his role as Chief Executive Officer of a major public company and his expertise in international business operations.

DANIEL E. SOMERS (Age 63)
Director since 2003
Vice Chairman of Blaylock and Partners LP, an investment banking firm, from January 2002 until September 2007. Mr. Somers previously had been President and Chief Executive Officer of AT&T Broadband, a provider of cable and broadband services, from December 1999 to October 2001, and Senior Executive Vice President and Chief Financial Officer at AT&T Corp., a telecommunications company, from May 1997 to December 1999. Mr. Somers served on the board of The Lubrizol Corporation until February 2007. He is also a member of the Board of Trustees of Stonehill College.
In selecting Mr. Somers as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Somers’ outside board service and business activities, including his role as Chief Financial Officer of a major public company.

JAMES M. ZIMMERMAN (Age 67)
Director since 2008
Retired Chairman and Chief Executive Officer of Federated Department Stores, Inc. Mr. Zimmerman was Chairman of the Board from February 2003 until January 2004, Chairman and Chief Executive Officer from May 1997 to February 2003, and President and Chief Operating Officer from March 1988 to May 1997. He began his career with Federated in 1965 after graduating from Rice University in Houston, Texas. Mr. Zimmerman is also a director of Fossil, Inc., Furniture Brands International and serves on the boards of several private for profit companies and not for profit community organizations.
In selecting Mr. Zimmerman as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Zimmerman’s outside board service and business activities, including his role as Chairman and Chief Executive Officer of a major public company.

ALFRED W. ZOLLAR (Age 56)
Director since 2001
Founder and Managing Partner, AWZ Tech, LLC since January 2011. Former General Manager, Tivoli Software, IBM Corporation, which manufactures and sells computer services, hardware and software, from July 2004 until retirement in January 2011. Mr. Zollar previously had been General Manager, eServer iSeries, IBM Corporation, from January 2003 to July 2004; General Manager, Lotus Software, which designs and develops business software and was a subsidiary of IBM Corporation, from January 2000 to January 2003; General Manager, Network Computing Software Division, IBM Corporation from 1998 to 2000 and General Manager, Network Software, IBM Corporation, from 1996 to 1998.
In selecting Mr. Zollar as a director nominee, our Nominating Committee and Board considered the factors set forth under the heading “Corporate Governance - Director Qualifications and Candidate Considerations.” In addition, the Nominating Committee and the Board considered Mr. Zollar’s outside board service and business activities, including his experience with product management and information technology matters.

COMMITTEE ASSIGNMENTS

Our Board has established the five committees described above under the headings “Corporate Governance—Audit Committee,” “—Compensation Committee,” “—Executive Committee,” “—Finance Committee,” and “—Governance Committee” to assist our Board in fulfilling its responsibilities. The charter for each of our Audit, Compensation and Governance Committees, which are available on our website at www.chubb.com/investors, requires that all members satisfy the independence requirements of the NYSE. Our Governance Committee annually considers committee assignments, with appointments being effective as of the date of the annual meeting of shareholders. Current members of our committees are identified below:

Audit Committee
Daniel E. Somers (Chair)
Zoë Baird
Martin G. McGuinn
Jess Søderberg
Alfred W. Zollar

Compensation Committee
Martin G. McGuinn (Chair)
Sheila P. Burke
Daniel E. Somers
James M. Zimmerman
Alfred W. Zollar

Executive Committee
John D. Finnegan (Chair)
James I. Cash, Jr.
Martin G. McGuinn
Daniel E. Somers
James M. Zimmerman

Finance Committee
John D. Finnegan (Chair)
Sheila P. Burke
Jess Søderberg

Governance Committee
James I. Cash, Jr. (Chair)
Zoë Baird
Lawrence M. Small

AUDIT COMMITTEE REPORT

Purpose

Our Board has formed our Audit Committee to assist our Board in monitoring:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independence and qualifications of our independent auditor;

•	the performance of our internal auditors and independent auditor; and

•	other significant financial matters.

Composition and Meetings

At December 31, 2010, our Audit Committee was comprised of five directors, each of whom our Board determined to be independent and each of whom satisfied the applicable legal and regulatory independence requirements. Mr. Somers served as the Chairman of our Audit Committee during 2010 and our Board designated him, together with Mr. McGuinn, as our audit committee financial experts. Prior to his retirement from our Board in April 2010, Mr. Cohen was also designated as an audit committee financial expert. Information regarding the respective experience of Messrs. McGuinn and Somers is set forth under the heading “Our Board of Directors.”

Our Governance Committee and the full Board consider Audit Committee membership annually. Committee appointments are effective as of the date of the annual meeting of shareholders. In addition to Messrs. McGuinn and Somers, Ms. Baird and Messrs. Søderberg and Zollar currently serve on our Audit Committee. Our Audit Committee met eight times during 2010.

Charter and Self-Assessment

Our Audit Committee operates pursuant to its written charter, which is available on our website at www.chubb.com/investors. The Audit Committee Charter has been approved by our Audit Committee and our Board and it is subject to review at least annually. It was last revised in February 2011.

Pursuant to its charter, our Audit Committee performs an annual self-assessment. For 2010, our Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of its charter and applicable laws and regulations.

Appointment of Independent Auditor

Under its charter, our Audit Committee, among other things, is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us. Our Audit Committee has appointed Ernst & Young LLP to serve as independent auditor. Our Audit Committee has recommended to our Board that Ernst & Young’s appointment as independent auditor be submitted for ratification by our shareholders. This matter is described under the heading “Proposal 3—Ratification of Appointment of Independent Auditor.”

Review of Financial Information

Management is responsible for our internal controls over the financial reporting process and the independent auditor is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. Our Audit Committee is charged with overseeing and monitoring these activities on behalf of our Board. During 2010 and the first quarter of 2011, our Audit Committee reviewed and discussed with management and the independent auditor our quarterly financial statements and our audited consolidated financial statements for the year ended December 31, 2010. Our Audit

Committee discussed with the independent auditor the matters required to be discussed by the statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Auditor Independence

Our Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Inclusion of Consolidated Financial Statements in the 2010 10-K

Based on the foregoing, our Audit Committee recommended to our Board that the audited consolidated financial statements be included in the 2010 10-K filed with the SEC.

The foregoing report has been furnished by the following members of our Board who comprise our Audit Committee:

Daniel E. Somers (Chair)	Jess Søderberg
Zoë Baird	Alfred W. Zollar
Martin G. McGuinn

This Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material, nor shall it be incorporated by reference into any document filed under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act unless we specifically incorporate it by reference.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included under the heading “Compensation Discussion and Analysis” pursuant to Item 402(b) of SEC Regulation S-K.

Based upon the review and discussion described in the preceding paragraph, our Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in our proxy statement on Schedule 14A prepared in connection with the 2011 Annual Meeting and that the “Compensation Discussion and Analysis” be incorporated by reference into the 2010 10-K for the year ended December 31, 2010.

The foregoing report has been furnished by the following members of our Board who comprise our Compensation Committee:

Martin G. McGuinn (Chair)	James M. Zimmerman
Sheila P. Burke	Alfred W. Zollar
Daniel E. Somers

This Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material, nor shall it be incorporated by reference into any document filed under the Securities Act or the Exchange Act unless we specifically incorporate it by reference.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the 2010 compensation program for our NEOs. During 2010, our executive management team consisted of the following NEOs:

•	John D. Finnegan, Chief Executive Officer;

•	Richard G. Spiro, Chief Financial Officer;

•	John J. Degnan, Chief Operating Officer;

•	Paul J. Krump, Chief Underwriting Officer;

•	Harold L. Morrison, Jr., Chief Global Field Officer; and

•	Dino E. Robusto, Chief Administrative Officer.

Mr. Degnan retired from his position of Vice Chairman and Chief Operating Officer effective as of December 31, 2010. As of January 1, 2011, Mr. Krump was promoted to the position of President of Commercial and Specialty Lines, Mr. Robusto was promoted to the position of President of Personal Lines and Claims and Mr. Morrison was promoted to the position of Chief Administrative Officer, while also retaining the position of Chief Global Field Officer.

2010 Highlights

We had excellent results in 2010. It was the second-best year in our history in terms of net income per share and our third-best year for operating income per share. Our underwriting results in 2010 were highly profitable. Our combined loss and expense ratio (combined ratio), the key measure of underwriting profitability in the property and casualty insurance industry, was below 90%. In 2010, we also produced an attractive return on equity, increased our book value per share by approximately 11% and returned over $2.5 billion of capital to shareholders through our share repurchase program and regular dividends.

Our relative performance compared to other U.S. property and casualty insurers was also very strong. For example, based upon a February 2011 estimate published by a worldwide insurance-rating and information agency, our 2010 combined ratio was 13% better than the industry average. We achieved this result through disciplined underwriting and a focus on bottom line profitability while maintaining our commitment to superior customer service as demonstrated by the continued high marks we received in industry claims handling surveys. With respect to stock performance, our 2010 total shareholder return (stock price appreciation plus dividends) was 25.6% compared to the Standard & Poor 500 Index’s (S&P 500) total shareholder return of 18.5%.

The key components of our executive compensation program have remained substantially the same for several years. We believe that the structure and mix of this program, as summarized in the following table, have been instrumental to our ability to attract and retain key talent while also ensuring that our executive pay is directly correlated to our performance.

(1)	Annual cash incentive compensation awards under the 2006 Annual Incentive Plan (i) are tied to the achievement of business and individual performance goals; and (ii) can be reduced to zero.

(2)	Performance unit awards (i) are tied to the relative performance of our stock versus the S&P 500 (price change and dividends); and (ii) closely align the interests of senior management and our other long-term shareholders. The value of RSU awards is tied to the absolute change in our stock price and the three-year cliff vesting structure of these awards closely aligns the interests of management and our other long-term shareholders.

Notable compensation actions in 2010 were:

•	Salary Adjustments. In April 2010, Mr. Finnegan’s annual salary was increased by 4% to $1,325,000 and Mr. Spiro’s annual salary was increased by 5% to $787,500. Although Messrs. Degnan, Krump, Morrison and Robusto delivered excellent performance throughout 2010, our Compensation Committee noted that each of them had received a significant annual salary increase in September 2009. Accordingly, our Compensation Committee did not increase their respective salaries for 2010. In recognition of the senior management appointments announced in October 2010 and effective in January 2011, our Compensation Committee increased annual salaries for Mr. Krump by 21% to $700,000, for Mr. Morrison by 18% to $600,000 and for Mr. Robusto by 37% to $700,000. These annual salary increases took effect on January 1, 2011.

•	Annual Cash Incentive Compensation. While we produced an attractive operating income result in 2010 (the basis upon which the 2010 annual cash incentive compensation pool was calculated under our 2006 Annual Incentive Plan as described in more detail below), our adjusted operating income was approximately 9.4% lower than in 2009. Consequently, the overall 2010 annual cash incentive compensation pool was also 9.4% lower than in 2009.

•	Performance Units. For performance units granted to our NEOs and other senior executives in March 2008, the three-year performance cycle ended December 31, 2010. Our total shareholder return (the performance metric applicable to performance unit awards as described in more detail below) was 19.8% during this performance cycle. During this same period, the average total shareholder return for the companies in the S&P 500 against whom our performance was benchmarked was -1%. This placed our performance in the 75.7 percentile of companies within the S&P 500 during the performance cycle, translating into a payout on the 2008 performance unit awards of 151.4% of target for recipients of these performance unit awards, including each of our NEOs other than Mr. Spiro (who joined our company in October 2008).

Overall Executive Compensation Philosophy and Objectives

The property and casualty insurance industry is comprised of hundreds of companies vying for part of the multibillion-dollar market for personal, commercial and specialty lines of insurance coverage. Within this competitive environment, we are considered to be one of the world’s preeminent insurers, offering extensive business and personal insurance solutions globally. We distinguish ourselves with an approach that focuses on providing premier customer service, quality underwriting and highly disciplined cost management. It is imperative to our success and long-term viability that our business continues to be managed by highly experienced, focused and capable executives who possess the dedication to oversee our global organization on a day-to-day basis and have the vision to anticipate and respond to market developments. It is also important that we concentrate on retaining and developing the capabilities of our emerging leaders to ensure that we continue to have an appropriate depth of executive talent.

Our executive compensation program is intended to attract, reward and retain a management team with the individual and collective abilities that fit our profile described above. With this philosophy in mind, our executive compensation program is intended to motivate our employees to achieve the following objectives:

•	enhance our market reputation as a provider of the highest quality customer service;

•	attain superior financial performance, in both the short- and long-term;

•	take accountability for the performance of the business units and functions for which they are responsible; and

•	make decisions about our business that will maximize long-term shareholder value.

As discussed more fully below, the components of our executive compensation program support and reward achievement of our annual operating plan and long-term business goals. Specifically, compensation decisions for our NEOs are linked to corporate goals based on financial results (merit-based salary increases and 2006 Annual Incentive Plan awards), absolute stock price appreciation (restricted stock unit (RSU)) and a combination of total shareholder return relative to companies in the S&P 500 Index and stock price appreciation (performance unit awards).

Setting of Executive Compensation

Our Compensation Committee is responsible for establishing the philosophy and objectives that underlie our executive compensation program and guiding its design and administration. Additional information on the structure, scope of authority and operation of our Compensation Committee, as well as the roles of the Compensation Consultant and management in determining compensation, is set forth under the heading “Corporate Governance—Compensation Committee.”

Market Data

Our Compensation Committee, with the assistance of the Compensation Consultant, reviews the compensation of similarly situated officers of a representative peer group of companies on an annual basis to ensure that our executive compensation program is competitive with the companies with which we believe we compete for executive talent. The overall peer group is comprised of companies similar in size and scope to us within the property and casualty and broader insurance industries as well as the financial services industry. In 2010, the

19 companies comprising our peer group, of which seven were in the property and casualty insurance industry, were:

ACE Ltd.*	CNA Financial Corp.*	Prudential Financial, Inc.
Aetna, Inc.	Genworth Financial, Inc.	Principal Financial Group, Inc.
Aflac, Inc.	Hartford Financial Services Group Inc.*	State Street Corp.
Allstate Corp.*	Lincoln National Corp.	The Travelers Companies, Inc.*
Bank of New York Mellon Corp.	MetLife, Inc.	XL Capital Ltd.*
BB&T Corp.	PNC Financial Svcs Grp, Inc.
Cigna Corp.	Progressive Corp.*

*	Denotes a company in the property and casualty insurance industry.

Our Compensation Committee has established what it believes to be challenging performance goals—both on an absolute basis and relative to our peers, with an emphasis on our property and casualty insurance industry peers. Our emphasis on long-term performance-based compensation supports our need for executives to maintain a longer-term focus on our business, while merit-based salary increases and annual incentive compensation reward the delivery of strong annual results. Total compensation for our NEOs is targeted between the 50th and 75th percentiles of our peer group of companies, combined salary and annual cash incentive compensation is generally targeted at the median of our peer group of companies and long-term incentive awards are targeted between the 50th and 75th percentiles.

Total actual compensation is a function of our actual performance measured against the performance goals established by our Compensation Committee. For 2010, the total actual compensation for Messrs. Finnegan and Degnan slightly exceeded the 75th percentile as a result of their individual performance as well as our strong absolute and relative performance. Mr. Spiro’s total actual compensation for 2010 slightly exceeded the 75th percentile goal, reflective of the external market for attracting the superior talent that he provides, his excellent performance and our strong financial results. While our Compensation Committee recognizes the outstanding contributions to our financial results attributable to Messrs. Krump, Morrison and Robusto, each of them was promoted in 2008, and received significant annual salary increases in 2008 and 2009, which brought their respective total actual compensation packages close to the 25th percentile of the named executive officers of other companies within our peer group.

Individual Performance

Our executive compensation program provides our Compensation Committee with the flexibility to make annual compensation decisions based on individual performance. Specifically, our program is designed to provide our Compensation Committee with the ability to adjust individual compensation, significantly in some cases, to the extent the executive achieves, or fails to achieve, individual annual performance goals and strengthens his or her competencies, performance and potential over a longer period. Our Compensation Committee believes that this flexibility is imperative to reward and recognize the key skills, talents and contributions to annual performance and overall long-term company success.

Each year, our Compensation Committee evaluates Mr. Finnegan’s performance. Mr. Finnegan, in turn, presents our Compensation Committee with his evaluation of each of the other NEOs, which includes a review of contributions and performance over the prior year, strengths, weaknesses, development plans, succession potential and compensation recommendations. Our Compensation Committee then makes a final determination of compensation amounts for each NEO with respect to each of the elements of the executive compensation program for actual compensation relative to the preceding year and target compensation for the current year.

Tally Sheets

Our Compensation Committee reviews tally sheets prepared by management on an annual basis. The tally sheets set forth all components of our NEOs’ compensation, including annual salary, annual incentive compensation, equity incentive awards, benefits and perquisites, retirement plan accruals and total payments upon various termination scenarios. Our Compensation Committee uses these tally sheets to confirm that it has a full understanding of our NEOs’ comprehensive compensation packages.

Assessment of Compensation Programs

During 2010, with the assistance of the Compensation Consultant, our Compensation Committee performed an assessment of the primary components of our executive compensation program—annual salary, annual incentive compensation and long-term equity incentive awards. Our Compensation Committee reviewed each component from an internal perspective, including the alignment of our overall executive compensation philosophy and objectives to our business strategy, and from an external perspective, which considered our peer group and evolving market trends. The assessment revealed that our overall executive compensation program is aligned with our business strategy of emphasizing operating income and shareholder return and reflects market practices in terms of incentive mix, metrics and equity use. Based on the assessment, our Compensation Committee determined that these components of our executive compensation program did not encourage inappropriate risk-taking by our NEOs.

In reaching this conclusion, our Compensation Committee noted that:

•	The financial performance objectives of our annual cash incentive program are the budgeted objectives that are reviewed and approved by our Compensation Committee.

•	We generally use the same financial performance measures under our 2006 Annual Incentive Plan for our NEOs that we use for all other plan participants.

•	Our variable compensation awards (annual cash incentives and long-term incentives in the form of performance units and RSUs) are based on formulaic allocations and are granted at the discretion of our Compensation Committee.

•	We have a recoupment policy that requires the repayment of any bonus or other incentive-based or equity-based compensation in certain circumstances.

•	A substantial component of our NEOs’ annual compensation is in the form of performance units that are subject to a three-year performance cycle, which mitigates excessive short-term risk taking.

•	Our NEOs hold a significant amount of their personal wealth in the form of our stock. Accordingly, they would be personally impacted by the potential consequences of inappropriate or unnecessary risk-taking.

•	We balance short- and long-term decision making with the annual cash incentive program and equity awards that vest over three years.

In addition to the risk assessment of the compensation programs in which our NEOs participate, in December 2010, our Compensation Committee undertook a risk analysis of our other compensation programs and determined that these compensation programs do not create any risk that is reasonably likely to have a material adverse effect on us.

Tax Policies

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the CEO and the three most highly compensated executive officers (other than the CFO) as of the end of the fiscal year as determined in accordance with the Exchange Act. This limitation does not apply to qualifying “performance-based compensation.” Our Compensation Committee has designed our annual incentive compensation awards and performance unit awards to qualify for the performance-based compensation exception to the $1 million limit. In establishing targets for meeting the performance-based compensation exception, our Compensation Committee anticipated using negative discretion in calculating final incentive payouts. In addition, our NEOs (other than Mr. Spiro) generally are required to defer compensation that would not otherwise be deductible. Due to guidance issued in 2007 by the Internal Revenue

Service (IRS), the compensation of Mr. Spiro, our principal financial officer for 2010, was not subject to the Section 162(m) limitation on deductibility.

Our Compensation Committee believes that our shareholders are best served by not restricting our Compensation Committee’s discretion and flexibility in crafting compensation plans and arrangements, such as annual salaries and RSU awards, even though they may result in certain non-deductible compensation expenses. Accordingly, our Compensation Committee may from time to time approve elements of compensation for one or more of our NEOs that are not fully deductible and reserves the right to do so in the future.

Components of Executive Compensation

Our executive compensation program consists of annual and long-term compensation and company-sponsored benefit plans. Each component is designed for a specific purpose and contributes to an overall total compensation package that is competitive, predominantly performance-based and valued by our executives.

Annual Salary

Annual salary is designed to provide a fixed level of compensation to our NEOs based on their roles, skills, background, and market data, as well as to retain their services. Annual salaries are generally targeted at the median of our peer group because we want to provide attractive and competitive levels of compensation to ensure our ability to attract and retain superior talent. In addition to considering peer group data, individual performance and contributions, our Compensation Committee determines annual salaries based upon the skills, knowledge and competencies of each NEO, as reviewed and recommended annually by Mr. Finnegan (for all NEOs other than himself). Setting of annual salaries is important because each NEO’s target annual incentive compensation is then developed based on annual salary levels.

In February 2010, our Compensation Committee reviewed annual salaries for each of our NEOs based upon the above factors. Reflective of our excellent performance, our Compensation Committee decided to increase Mr. Finnegan’s annual salary by 4% and to increase Mr. Spiro’s annual salary by 5%.

During the third quarter of 2009, our Compensation Committee undertook a comprehensive review of the compensation of Messrs. Degnan, Krump, Morrison and Robusto in connection with the decision to defer Mr. Degnan’s retirement until December 31, 2010. As a result of that analysis, our Compensation Committee approved annual salary increases effective September 1, 2009 for Messrs. Degnan, Krump, Morrison and Robusto of 6.0%, 5.5%, 6.3% and 13.3%, respectively. Given these September 2009 increases, our Compensation Committee decided to maintain the 2009 annual salaries in 2010 for each of Messrs. Degnan, Krump, Morrison and Robusto. Accordingly, the 2010 annual salaries for Messrs. Finnegan, Spiro, Degnan, Krump, Morrison and Robusto were set at $1,325,000, $787,500, $874,500, $580,000, $510,000, and $510,000, respectively.

As noted above, in connection with their respective promotions and their excellent overall performance, the annual salaries of Messrs. Krump, Morrison and Robusto were increased effective January 1, 2011 to $700,000, $600,000 and $700,000, respectively. In February 2011, our Compensation Committee approved a 3% increase to Mr. Spiro’s annual salary in recognition of his strong performance during 2010 effective as of April 1, 2011. As of April 1, 2011, Mr. Spiro’s annual salary will be $811,125.

Annual Incentive Compensation

Our 2006 Annual Incentive Plan is designed to support our compensation strategy by linking a significant portion of total annual cash compensation to the achievement of critical business goals on an annual basis. All of our salaried employees, including our NEOs, are eligible to participate in the 2006 Annual Incentive Plan.

Incentive Opportunity.  As discussed under the heading “Compensation Discussion and Analysis—Setting of Executive Compensation,” baseline opportunities for annual incentive compensation awards (combined with annual salary) are generally set at the median for executives with commensurate positions at our peers. Our Compensation Committee establishes the range of potential payments for Mr. Finnegan’s annual incentive compensation based upon its analysis of market data from our peer group of companies, advice from the

Compensation Consultant and subject to the minimum annual incentive compensation award target of approximately $1.7 million as provided for in his employment agreement. For the other NEOs, our Compensation Committee establishes the annual incentive compensation payment range after taking into consideration Mr. Finnegan’s recommendations, advice from the Compensation Consultant and market data from our peer group of companies. For information regarding the potential ranges of awards under the 2006 Annual Incentive Plan for our NEOs in 2010, see the information set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.” For 2010, the respective target awards for Messrs. Finnegan, Spiro, Degnan, Krump, Morrison and Robusto were $2,120,000, $945,000, $1,136,900, $464,000, $408,000 and $408,000.

Performance Goal.  Since 2007, annual incentive compensation awards have been earned based on our adjusted operating income. We define adjusted operating income as net income excluding after-tax realized investment gains and losses and adjusted to account for the loss of investment income attributable to our repurchase of shares of our common stock. Our Compensation Committee believes that adjusted operating income provides an effective means of directly linking executive compensation to our shareholders’ interests. We adjust for investment income so that the calculation is not distorted by the impact of our continuing commitment to return capital to shareholders through our share repurchase program.

Pool Funding.  Each year we fund an aggregate award pool for all 2006 Annual Incentive Plan participants in an amount equal to 8.8% of adjusted operating income subject to a minimum funding condition that requires us to achieve operating income greater than 50% of the prior year’s operating income. This means that each percentage increase or decrease in 2010 operating income relative to 2009 operating income will result in a proportional increase or decrease in the 2010 annual incentive compensation award pool, thus providing a direct link between incentive payouts and year over year performance.

Performance Multiplier.  Actual incentive compensation awards for our NEOs are calculated by applying a performance multiplier to each NEO’s baseline opportunity. The performance multiplier is derived by dividing the total annual incentive compensation award pool by the total baseline opportunities for all participants covered by the 2006 Annual Incentive Plan.

Incentive Payouts.  Adjusted operating income in 2010 was $2.1 billion, which was approximately 9.4% lower than 2009 adjusted operating income of $2.3 billion. This created a 2010 award pool of approximately $184 million, 9.4% lower than the 2009 award pool. Consequently, the respective non-equity incentive compensation awards to Messrs. Finnegan, Spiro and Degnan were lower than the awards they received relative to their 2009 performance. For 2010, Messrs. Finnegan, Spiro and Degnan were awarded $3,600,000, $1,487,400 and $1,789,400, respectively. In light of their assumption of transition responsibilities during 2010 in connection with Mr. Degnan’s retirement and their excellent individual performance, 2010 non-equity incentive compensation awards for Messrs. Krump, Morrison and Robusto were set at $850,000, $725,000 and $750,000, respectively.

The incentive payouts for our NEOs who are subject to the $1 million compensation limit under Section 162(m) of the Internal Revenue Code are below their respective targets established by our Compensation Committee to meet the performance-based compensation exception.

Long-Term Equity Incentive Awards

Equity Incentive Awards.  In April 2009, our shareholders approved the adoption of the 2009 LTIP. As disclosed in our 2009 proxy statement, our Compensation Committee approved 2009 annual equity awards for eligible employees in February 2009 under The Chubb Corporation Long-Term Stock Incentive Plan (2004) (2004 LTIP). Accordingly, 2010 was the first year in which eligible employees, including each of our NEOs, received equity awards under the 2009 LTIP. The structure, mix and terms of awards made under the 2009 LTIP were substantially similar to those made under the 2004 LTIP.

Long-term equity incentive awards made pursuant to the 2009 LTIP are designed to support several of our compensation objectives, including:

•	placing a significant portion of total compensation at risk;

•	linking long-term performance-based awards with shareholder value; and

•	retaining our highly-skilled and valued senior management.

All employees at or above the level of Assistant Vice President, including our NEOs, participate in our long-term equity incentive award program. Target long-term equity incentive awards are designed to achieve our desired competitive market position of being between the 50th and 75th percentiles of our peer group of companies and are commensurate with the individual’s level within our organization. For 2010, the target long-term equity incentive awards for Messrs. Finnegan, Spiro and Degnan were $7,600,000, $2,650,000 and $3,000,000, respectively. The target long-term equity incentive award for each of Messrs. Krump, Morrison, and Robusto was $700,000. These target levels were determined based on analysis of data from our peer group of companies. In connection with their respective promotions and their excellent overall performance, for 2011, the respective target long-term equity incentive awards for Messrs. Krump, Morrison and Robusto were increased to $1,200,000, $900,000 and $1,200,000, respectively.

Annual equity incentive awards to our NEOs are in the form of performance units and RSUs. Consistent with our emphasis on performance-based compensation, for officers at or above the level of Senior Vice President, including our NEOs, performance units generally constitute 75% of the annual equity award, while RSUs generally constitute the remaining 25%. We believe our emphasis on performance-based long-term equity incentive awards is consistent with the practice of our peer group of companies.

Our Compensation Committee manages the potential dilutive effect of equity incentive awards by monitoring our “run rate”—the number of shares granted as a percentage of our fully diluted common shares outstanding—relative to our peer group of companies. Our Compensation Committee also evaluates guidelines used by certain institutional advisory services and considers advice from the Compensation Consultant. Our annual run rate was approximately 0.6% in 2010, which we believe is conservative relative to the practices of our peer group of companies. Our conservative run rate is primarily attributable to the fact that fewer full-value shares are needed to provide a target award value in the form of performance units and RSUs than would be required for an award of stock options as well as our limited participation levels.

Performance Units.  Performance units are intended to motivate our senior officers to achieve superior total shareholder return—share price appreciation plus reinvested dividends (TSR)—versus companies in the S&P 500 over a three-year performance period. We view the other companies in the S&P 500 as the competition for our shareholders’ investment dollars. The value of performance units is directly linked to the total return delivered to our shareholders, thus motivating our senior officers to deliver superior returns over an extended performance period. Performance units also support retention because they are subject to forfeiture if the recipient’s employment terminates before the shares are settled for any reason other than death, disability, retirement or with the consent of our Compensation Committee.

The number of performance units earned for each three-year performance period can vary from 0% to 200% of the original target award based on our relative TSR versus S&P 500 companies as follows:

TSR
Percentile	Percent of Target
Ranking	Shares Earned

85th & higher	200%
50th	100%
25th	50%
Below 25th	0%

For relative performance between the 25th and 85th percentiles, the number of shares earned is determined by multiplying the relative percentile of comparative performance achieved by two. The final dollar value of each recipient’s performance unit award is also dependent on the price of our common stock at the award’s settlement date, thus providing an additional link to shareholders’ interests and providing our senior officers with significant value potential based on our results. We do not accrue or pay dividend equivalents on outstanding performance units during the performance period.

The performance period for the performance units granted in 2008 ended on December 31, 2010. Our TSR over the performance period was 19.8%, which positioned us at the 75.7 percentile of companies in the S&P 500. Based on the performance scale above, each of our NEOs (other than Mr. Spiro), like all recipients of 2008 performance units who did not forfeit such awards due to termination of their employment, received in February 2011 the number of shares of common stock equal to 151.4% of the respective target number of performance units granted in 2008. Information regarding the vesting of each NEO’s respective 2008 performance unit award is set forth under the heading “Executive Compensation—Option Exercises and Stock Vested.”

The number and grant date fair value of performance units granted to our NEOs in 2010 for the performance period running from January 1, 2010 to December 31, 2012 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

RSUs.  RSUs are intended to align management’s interests with those of our shareholders and serve as a strong retention tool for key employees. Like performance units, RSUs support retention because they are subject to forfeiture if the recipient’s employment terminates before the shares are settled for any reason other than death, disability, retirement or with the consent of our Compensation Committee. RSU award recipients receive dividend equivalents at the same time and in the same amount as dividends are paid on our common stock. The number and grant date value of RSUs granted to NEOs in 2010 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

Stock Options.  We discontinued the use of stock options as part of our core long-term equity incentive award program in 2004. However, we still utilize stock option grants as a means of providing tax-efficient equity awards to certain internationally-based employees.

Equity Grant Practices.  Our Compensation Committee approves and grants annual equity awards at a regularly scheduled meeting in the first quarter of each year based on market data from our peer group of companies, advice from the Compensation Consultant and recommendations from Mr. Finnegan for the other NEOs. There is no relationship between the timing of equity incentive award grants and our release of material, non-public information. Although our Compensation Committee has the discretion to do so, our Compensation Committee generally does not make interim equity award grants to employees at or above the level of Executive Vice President, including our NEOs.

As discussed under the heading “Corporate Governance—Compensation Committee,” our Compensation Committee has delegated authority to Mr. Finnegan to grant equity awards to employees up to and including the level of Senior Vice President pursuant to guidelines that specify the range of award values an employee could receive based on his or her level within our organization. These guidelines are adjusted on a periodic basis as warranted by competitive market conditions. Grants made by Mr. Finnegan pursuant to this authority are effective on the last business day of the month (or on the date of hire in the case of newly hired employees), with the number of shares awarded determined by dividing the award value by the average of the high and low prices of our common stock on the grant date. These grants are reported to our Compensation Committee at its next regularly scheduled meeting following the date of grant.

Perquisites

We provide certain executives, including each of our NEOs, with a limited range of perquisites. The incremental cost and valuation of these perquisites for the NEOs is set forth under the heading “Executive Compensation—Summary Compensation Table.”

Corporate Aircraft.  During 2010, we owned one corporate aircraft and leased a second. Senior executives use these aircraft to minimize and more efficiently utilize their travel time, protect the confidentiality of their travel and our business and enhance their personal security. Our Board also permits Mr. Finnegan limited use of the corporate aircraft for personal travel. The annual personal use of the corporate aircraft for Mr. Finnegan is limited to 35 hours. Prior to his retirement on December 31, 2010, our Board also permitted Mr. Degnan 20 hours per year of personal use of our corporate aircraft.

Automobile Use/Allowance.  As required pursuant to his employment agreement, we provide Mr. Finnegan with a car and driver for all of his business travel needs to minimize and more efficiently utilize his travel time and enhance his personal security. Mr. Finnegan’s personal use of the car and driver is primarily for his commute to and from the office. Mr. Finnegan bears the applicable taxes with respect to his personal usage. We provide all domestic employees at or above the level of Vice President, including our NEOs other than Mr. Finnegan, a monthly automobile allowance of $500. Recipients of this benefit bear the applicable income taxes with respect thereto.

Financial Counseling.  We offer all of our domestic employees at or above the level of Senior Vice President, including our NEOs, financial counseling services. These services include income tax preparation, portfolio management and estate planning. Recipients of this benefit bear the applicable income taxes with respect thereto.

Company-Sponsored Benefit Plans

We maintain company-sponsored retirement and deferred compensation plans for the benefit of all of our salaried employees, including our NEOs. These benefits are designed to assist employees, including our NEOs, in providing for their financial security and personal needs in a manner that recognizes individual goals and preferences.

Retirement Plans.  We maintain the Pension Plan of The Chubb Corporation (the Pension Plan), which is our tax-qualified defined benefit plan, and the Pension Excess Benefit Plan of The Chubb Corporation (the Pension Excess Benefit Plan), which is our nonqualified excess defined benefit plan, to help us attract and retain our employees. Our NEOs participate in the Pension Plan on the same terms and conditions as other employees. Our NEOs participate in the Pension Excess Benefit Plan on the same terms and conditions as other highly compensated employees, except that Mr. Finnegan is entitled to a supplemental pension benefit under his employment agreement (the Pension SERP). Information about our retirement plans is set forth under the heading “Executive Compensation—Pension Benefits.”

We also maintain the CCAP, which is a qualified 401(k) savings plan, for all eligible employees. The CCAP provides employees with an opportunity to voluntarily defer pre-tax or after-tax dollars into a 401(k) account. Chubb provides matching contributions on an annual basis equal to the lesser of 4% or the actual percentage deferred by the participant.

Nonqualified Defined Contribution and Deferred Compensation Plans.  We maintain The Chubb Corporation Key Employee Deferred Compensation Plan (2005) (the 2005 Deferred Compensation Plan) and The Chubb Corporation Executive Deferred Compensation Plan (collectively, the Deferred Compensation Plans), which are our nonqualified deferred compensation plans for our employees at or above the level of Vice President, including our NEOs, to provide them with additional tools to enhance their retirement planning and wealth management. These plans allow participants to defer receipt, and thus the income tax liability, of income (annual salary, annual incentive compensation and equity compensation) to a later date. We also maintain the Defined Contribution Excess Benefit Plan of The Chubb Corporation (the CCAP Excess Benefit Plan), which is our nonqualified excess defined contribution plan, and the CCAP-related supplemental executive retirement plan for Mr. Finnegan pursuant to his employment agreement (the CCAP SERP). None of these plans provide for above-market returns. Information about our nonqualified defined contribution and deferred compensation plans is set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.”

Restrictive Covenants and Recoupment Provisions

To protect our competitive position, since 2005, individual equity award agreements for each of our employees, including our NEOs, have contained non-disclosure, non-solicitation and invention assignment covenants. In addition, the NEO equity award agreements and those of certain other senior officers contain non-competition provisions. Failure to comply with these provisions, among other potential consequences, results in the forfeiture of unsettled awards. Our Compensation Committee also may require repayment of any awards that are settled within one year prior to the breach of the applicable covenant and within one year after termination of employment. Additionally, we may seek an injunction, restraining order or such other equitable relief restraining the officer from committing any violation of the covenants.

In 2009, we adopted a policy on the recoupment of performance-based compensation in restatement situations. The policy provides that if we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the securities laws, as a result of misconduct of a senior executive, the independent members of the Board, in their sole discretion, have the right to cause such senior executive to reimburse us for (1) any bonus or other incentive-based or equity-based compensation received by that senior executive during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the document containing such financial statements; and (2) any profits realized from the sale of our stock during that 12-month period. A senior executive means any of our officers who are subject to Section 16 of the Exchange Act and any of our other officers who the Board designates.

Employment and Severance Agreements

In general, it is our Board’s policy not to enter into employment agreements with, or provide executive severance benefits to, our executive officers beyond those generally available to our salaried employees, other than the change in control agreements discussed below. As a result, our NEOs serve at the will of our Board. The only exception to this policy is the employment agreement with Mr. Finnegan that we entered into when he was hired in 2002. Our Compensation Committee believed, and continues to believe, that it is in our best interest and the best interests of our shareholders to have a specific compensation package with incentives and guarantees in order to retain Mr. Finnegan’s services. A description of, and the amount of the estimated payments and benefits payable to Mr. Finnegan upon a termination of employment under, his employment agreement is set forth under the heading “Executive Compensation—Potential Payments upon Termination or a Change in Control.”

Change in Control Agreements

Our Board has determined that it is in our best interest and the best interests of our shareholders to assure that we will have the continued dedication of Messrs. Finnegan and Spiro in the event of a threat or occurrence of a change in control. Our Board continues to believe that change in control agreements diminish the inevitable distraction of these individuals by virtue of the personal uncertainties and risks created by a pending or threatened change in control and encourage their full attention and dedication to our business in the event of any pending or threatened change in control. As such, we have individual change in control agreements with Messrs. Finnegan and Spiro. Each of these agreements contains a double trigger mechanism, requiring both a change in control as well as a termination event to trigger benefits. A description of, and the amount of the estimated payments and benefits payable upon a change in control under, these agreements is set forth under the heading “Executive Compensation—Potential Payments upon Termination or a Change in Control.” Mr. Finnegan’s change in control agreement provides for a gross-up payment in connection with the determination that a payment would be subject to the excise tax under Section 280G of the Internal Revenue Code.

Share Ownership Guidelines

Our Board, based upon our Compensation Committee’s recommendation, adopted executive share ownership guidelines in 2004. Our Compensation Committee believes that these guidelines promote our objective of increasing shareholder value by encouraging senior officers to acquire and maintain a meaningful equity stake in Chubb.

The guidelines were designed to maintain share ownership at levels high enough to assure our shareholders of our senior officers’ commitment to value creation, while taking into account each individual officer’s need for portfolio diversification. Under these guidelines, senior officers, including each of our NEOs, are expected, over time, to acquire and hold shares of our common stock equal in value to a multiple of their annual salaries. Owned shares, unvested RSUs, shares allocated in our retirement plans and shares deferred until termination of employment count toward satisfying the guidelines. Unexercised stock options and unearned performance units do not count toward satisfaction of the guidelines. There is a five-year phase-in period beginning on the date of becoming an officer subject to the share ownership guidelines. Our current share ownership guidelines are as follows:

Pay Band	Officer Titles Included	Ownership Level

15	Chief Executive Officer	5x Annual Salary
14	Chief Operating Officer/Chief Financial Officer	3x Annual Salary
13	Executive Vice President/Senior Vice President	2x Annual Salary
12	Senior Vice President	1x Annual Salary

Our Compensation Committee reviews the guidelines on a periodic basis and monitors the officers’ progress toward meeting their target ownerships levels. The share ownership of our NEOs as of December 31, 2010 was:

	Target	Target Number	Number of Shares
Name	Ownership Level	of Shares(1)	Deemed Owned

John D. Finnegan	5x Annual Salary	111,083	765,233
Richard G. Spiro	3x Annual Salary	39,613	84,158
John J. Degnan	3x Annual Salary	43,989	193,601
Paul J. Krump	2x Annual Salary	19,450	85,983
Harold L. Morrison, Jr.	2x Annual Salary	17,103	37,253
Dino E. Robusto	2x Annual Salary	17,103	40,011

(1)	Based on a per share price of $59.64, which was the closing price of our common stock on December 31, 2010, and the respective salaries of our NEOs as of that date.

As shown in the above table, each of our NEOs has met his required ownership threshold.

Anti-Hedging Policy

Under our insider trading policy, we prohibit all of our directors and employees from engaging in transactions in our securities while in possession of material nonpublic information. We also prohibit speculation in our securities. For example, directors and employees may not engage in short sales in our securities, purchase put or call options on our securities or engage in similar transactions intended to capitalize on short-term movements in the prices of our securities. In addition to the foregoing, we discourage directors and employees from engaging in other transactions intended to allow an investor to continue to own our securities without the full risks and rewards of ownership.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding NEO compensation during 2010, 2009 and 2008:

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)(5)	($)(6)	($)

John D. Finnegan	2010	$1,312,500	—	$8,613,856	—	$3,600,000	$6,428,352	$305,053	$20,259,761
Chairman, President and Chief	2009	1,275,000	—	8,339,203	—	3,750,000	5,514,009	283,019	19,161,231
Executive Officer	2008	1,275,000	—	7,718,690	—	3,357,800	4,412,367	205,615	16,969,472
Richard G. Spiro	2010	778,125	—	3,003,481	—	1,487,400	95,341	13,150	5,377,497
Executive Vice President and	2009	750,000	—	2,907,723	—	1,563,300	—	6,000	5,227,023
Chief Financial Officer	2008	187,500	$1,735,000	3,716,951	—	—	—	1,500	5,640,951
John J. Degnan(7)	2010	874,500	—	3,400,229	—	1,789,400	1,300,963	164,186	7,529,278
Vice Chairman and Chief Operating	2009	841,500	—	3,291,772	—	1,974,700	1,487,700	134,991	7,730,663
Officer	2008	759,588	—	2,467,924	—	1,765,300	1,424,657	144,819	6,562,288
Paul J. Krump	2010	580,000	—	793,376	—	850,000	722,992	67,615	3,013,983
Executive Vice President and Chief	2009	560,000	—	603,469	—	806,000	519,244	63,191	2,551,904
Underwriting Officer	2008	505,285	—	482,384	—	775,000	522,480	58,056	2,343,205
Harold L. Morrison, Jr.	2010	510,000	—	793,376	—	725,000	742,413	61,095	2,831,884
Executive Vice President and Chief	2009	490,000	—	603,469	—	708,700	601,945	55,330	2,459,444
Global Field Officer	2008	433,744	—	456,990	—	682,000	563,237	48,239	2,184,210
Dino E. Robusto	2010	510,000	—	793,376	—	750,000	712,218	60,015	2,825,609
Executive Vice President and Chief	2009	470,000	—	603,469	—	708,700	536,190	53,939	2,372,298
Administrative Officer	2008	398,975	—	456,990	—	675,000	432,120	47,071	2,010,156

(1)	A total of $312,500 of Mr. Finnegan’s salary for 2010 and $275,000 for 2009 and 2008 was deferred under the 2005 Deferred Compensation Plan. Additional information regarding the 2005 Deferred Compensation Plan is set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.” For 2010, salaries earned by our NEOs accounted for the following percentages of their total compensation: Mr. Finnegan (6.5%), Mr. Spiro (14.5%), Mr. Degnan (11.6%), Mr. Krump (19.2%), Mr. Morrison (18.0%) and Mr. Robusto (18.0%).

(2)	Pursuant to his offer letter, Mr. Spiro received a guaranteed cash bonus in the amount of $1,420,000 paid in March 2009 (which would have been reduced to the extent he had received any 2008 bonus from his previous employer) and a cash payment in the amount of $315,000 paid on his start date of October 1, 2008.

(3)	The grant date fair value for each of the RSU awards represents the average of our highest and lowest stock prices on the date of grant. The grant date fair value for each of the performance unit awards is estimated using a Monte-Carlo simulation model. For our performance unit awards, a range of 0% to 200% of the original award can be achieved under the program. A breakdown of the 2010 stock awards is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

(4)	Reflects 2010, 2009 and 2008 incentive compensation paid in March 2011, March 2010 and March 2009, respectively, under our 2006 Annual Incentive Plan. Additional information regarding annual incentive compensation is set forth under the headings “Compensation Discussion and Analysis—Components of Executive Compensation” and “Executive Compensation—Grants of Plan-Based Awards.”

(5)	Reflects solely the aggregate change in pension value for 2010 under our defined benefit plans as follows: Mr. Finnegan’s benefits under the Pension Plan, Pension Excess Benefit Plan and Pension SERP, $16,280, $309,249 and $6,102,823, respectively; Mr. Spiro’s benefits under the Pension Plan and Pension Excess Benefit Plan, $10,012 and $85,329, respectively; Mr. Degnan’s benefits under the Pension Plan and Pension Excess Benefit Plan, $66,640 and $1,234,323, respectively; Mr. Krump’s benefits under the Pension Plan and Pension Excess Benefit Plan, $109,218 and $613,774, respectively; Mr. Morrison’s benefits under the Pension Plan and Pension Excess Benefit Plan, $115,951 and $626,462, respectively; and Mr. Robusto’s benefits under the

Pension Plan and Pension Excess Benefit Plan, $104,307 and $607,911, respectively. Information regarding our calculations of pension values is set forth in footnote 11 to the financial statements included in the 2010 10-K.

(6)	The following table reflects the components for the “All Other Compensation” column for 2010:

				Registrant
				Contributions
				to Defined
	Personal Use	Financial	Automobile	Contribution
	of Aircraft	Planning	Expense	Plans	Life Insurance	Total
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)

John D. Finnegan(f)	$37,946	$13,385	$11,222	$185,312	$57,188	$305,053
Richard G. Spiro	—	7,150	6,000	—	—	13,150
John J. Degnan	42,034	11,880	6,000	104,272	—	164,186
Paul J. Krump	—	8,215	6,000	53,400	—	67,615
Harold L. Morrison, Jr.	—	8,215	6,000	46,880	—	61,095
Dino E. Robusto	—	8,215	6,000	45,800	—	60,015

(a)	The incremental cost of the personal use of corporate aircraft expense for Messrs. Finnegan and Degnan is calculated by multiplying the direct operating cost per hour by the NEO’s personal use hours. Direct operating cost of the aircraft is comprised of fuel, landing/parking fees, crew fees and expenses, custom fees, flight services/charts, variable maintenance costs, catering, aircraft supplies and other miscellaneous expenses.

(b)	The incremental cost of financial planning represents the actual cost incurred by us.

(c)	The incremental cost to us relating to automobile expense represents the actual amount of the automobile allowance we provided to our NEOs (other than Mr. Finnegan). The incremental cost of providing Mr. Finnegan with an automobile and driver was calculated by multiplying the variable expenses of owning and operating the car that Mr. Finnegan uses by the quotient of the number of miles the car was driven for Mr. Finnegan’s personal use in 2010 by the total number of miles the vehicle was driven in 2010. The variable expenses are comprised of gas, maintenance, driver overtime and miscellaneous driving expenses. Mr. Finnegan’s personal use percentage for 2010 was approximately 21.2% of the total vehicle miles.

(d)	Reflects 2010 matching contributions under the CCAP and the CCAP Excess Benefit Plan.

(e)	Represents the actual premiums paid by us to provide life insurance coverage for Mr. Finnegan equal to five times his annual salary (as required under his employment agreement).

(f)	As stipulated in Mr. Finnegan’s employment agreement, we pay the club dues and membership fees associated with his country club membership, but we do not recognize any incremental cost due to his personal use because club dues and membership fees are generally fixed. For 2010, the club dues and membership fees were $11,476. Mr. Finnegan is responsible for paying income tax on his personal use of the country club and any additional costs resulting from such personal use.

(7)	Mr. Degnan retired effective December 31, 2010.

Grants of Plan-Based Awards

The following table sets forth information regarding 2010 grants to our NEOs under our 2006 Annual Incentive Plan and 2009 LTIP:

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	Exercise or	Fair Value
		Under Non-Equity			Under Equity Incentive			of Shares	Securities	Base Price	of Stock
		Incentive Plan Awards(1)			Plan Awards(3)			of Stock	Underlying	of Option	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)(2)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)	($/Sh)	($)(5)

John D. Finnegan	02/24/2010	$1,732,000	$2,120,000	$5,167,500
	02/24/2010				55,893	111,786	223,572				$6,713,867
	02/24/2010							37,262			1,899,989
Richard G. Spiro	02/24/2010	772,100	945,000	2,441,300
	02/24/2010				19,489	38,978	77,956				2,341,019
	02/24/2010							12,992			662,462
John J. Degnan	02/24/2010	928,800	1,136,900	2,885,900
	02/24/2010				22,064	44,127	88,254				2,650,268
	02/24/2010							14,708			749,961
Paul J. Krump	02/24/2010	379,100	464,000	1,334,000
	02/24/2010				5,148	10,296	20,592				618,378
	02/24/2010							3,432			174,998
Harold L. Morrison, Jr.	02/24/2010	333,300	408,000	1,173,000
	02/24/2010				5,148	10,296	20,592				618,378
	02/24/2010							3,432			174,998
Dino E. Robusto	02/24/2010	333,300	408,000	1,173,000
	02/24/2010				5,148	10,296	20,592				618,378
	02/24/2010							3,432			174,998

(1)	Represents the range of potential awards to each NEO under our 2006 Annual Incentive Plan. The plan is designed so that our Compensation Committee can apply negative discretion to annual awards of each NEO. Maximum awards reflect the maximum annual incentive compensation awards established by our Compensation Committee pursuant to Section 162(m) of the Internal Revenue Code. Accordingly, the target amounts represented above reflect the Section 162(m) target awards after application of negative discretion by our Compensation Committee. Information regarding the actual payouts under the 2006 Annual Incentive Plan is set forth in the “Non-Equity Incentive Plan Compensation” column of the table included under the heading “Executive Compensation—Summary Compensation Table.” Information regarding the structure of the 2006 Annual Incentive Plan is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(2)	Represents payouts under the 2006 Annual Incentive Plan assuming that 2010 operating income was 50% of 2009 operating income. No payouts would have been awarded if 2010 operating income had been less than 50% of 2009 operating income.

(3)	Represents grants to each NEO during 2010 of performance units under our 2009 LTIP. Performance units are earned, if at all, based on our TSR over a three-year performance period relative to the TSR over the same period for the companies in the S&P 500 Index. No dividend equivalents are paid on performance unit awards during the performance period. Information regarding performance targets, vesting and additional performance unit award details are set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(4)	Represents RSU grants to each NEO during 2010. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date. RSUs pay dividend equivalents at the same time and in the same amount as dividends are paid on our common stock. Additional information regarding RSUs is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(5)	Represents full grant date fair value of stock awards granted to each NEO in 2010. The grant date fair value for each of the RSU awards represents the average of our highest and lowest stock prices on the date of grant. The grant date fair value for each of the performance unit awards is estimated using a Monte-Carlo simulation model. For our performance unit awards, a range of 0% to 200% of the original award can be achieved under the program.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding our NEOs’ equity holdings as of December 31, 2010. The market value of unvested and unearned stock awards is based on the closing price of our common stock on December 31, 2010 of $59.64 per share:

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan	Market or
			Plan					Awards:	Payout
			Awards:			Number	Market	Number of	Value of
	Number of	Number of	Number of			of Shares	Value	Unearned	Unearned
	Securities	Securities	Securities			or Units	of Shares	Shares,	Shares, Units
	Underlying	Underlying	Underlying			of Stock	or Units	Units or	or Other
	Unexercised	Unexercised	Unexercised	Option		that	of Stock	Other Rights	Rights that
	Options	Options	Unearned	Exercise	Option	Have Not	that Have	that Have	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Not Vested	Not Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)(1)	($)	(#)(2)	($)

John D. Finnegan	40,650	—	—	$39.7125	12/02/2012	—	—	—	—
	52,554	—	—	45.8750	12/02/2012	—	—	—	—
	129,750	—	—	51.4550	12/02/2012	—	—	—	—
	141,826	—	—	53.5100	12/02/2012	—	—	—	—
	—	—	—	—	—	122,022	$7,277,392	—	—
	—	—	—	—	—	—	—	294,178	$17,544,776
Richard G. Spiro	—	—	—	—	—	53,548	3,193,603	—	—
	—	—	—	—	—	—	—	102,575	6,117,573
John J. Degnan	—	—	—	—	—	—	—	116,125	6,925,695
Paul J. Krump	15,682	—	—	36.8400	03/07/2012	—	—	—	—
	17,840	—	—	41.5975	03/06/2013	—	—	—	—
	—	—	—	—	—	9,193	548,271	—	—
	—	—	—	—	—	—	—	25,702	1,532,867
Harold L. Morrison, Jr.	—	—	—	—	—	9,069	540,875	—	—
	—	—	—	—	—	—	—	25,702	1,532,867
Dino E. Robusto	10,396	—	—	36.8400	03/07/2012	—	—	—	—
	—	—	—	—	—	9,069	540,875	—	—
	—	—	—	—	—	—	—	25,702	1,532,867

(1)	Represents unvested RSUs for Mr. Finnegan, of which 37,690 RSUs vested on March 12, 2011, 47,070 RSUs will vest on February 25, 2012 and 37,262 RSUs will vest on February 24, 2013. Represents unvested RSUs for Mr. Spiro, of which 24,144 RSUs vested on January 31, 2011, 16,412 RSUs will vest on February 25, 2012 and 12,992 RSUs will vest on February 24, 2013. Represents unvested RSUs for Mr. Krump, of which 2,355 RSUs vested on March 12, 2011, 3,406 RSUs will vest on February 25, 2012 and 3,432 RSUs will vest on February 24, 2013. Represents unvested RSUs for Mr. Morrison, of which 2,231 RSUs vested on March 12, 2011, 3,406 RSUs will vest on February 25, 2012 and 3,432 RSUs will vest on February 24, 2013. Represents unvested RSUs for Mr. Robusto, of which 2,231 RSUs vested on March 12, 2011, 3,406 RSUs will vest on February 25, 2012 and 3,432 RSUs will vest on February 24, 2013. Dividend equivalents are paid on RSUs during the restricted period.

(2)	Represents outstanding performance unit awards for the 2010-2012 performance period assuming maximum performance, which would produce a 200% payout (performance was above target as of December 31, 2010) for Messrs. Finnegan, Spiro, Degnan, Krump, Morrison and Robusto in the amounts of 223,572, 77,956, 88,254, 20,592, 20,592 and 20,592 shares, respectively. Such awards will vest, if at all, on December 31, 2012. Also represents outstanding performance unit awards for the 2009-2011 performance period assuming threshold performance, which would produce a 50% payout (performance was below threshold as of December 31, 2010) for Messrs. Finnegan, Spiro, Degnan, Krump, Morrison and Robusto in the amounts of 70,606, 24,619, 27,871, 5,110, 5,110 and 5,110 shares, respectively. Such awards will vest, if at all, on December 31, 2011. Mr. Degnan vested in both the 2010-2012 and 2009-2011 performance unit awards as of his retirement on December 31, 2010. However, the actual number of performance units that he will earn, if any, will be based on our actual performance at the end of the applicable performance period. Performance units awarded in 2008 vested on December 31, 2010. Information regarding the vesting of the NEO’s respective 2008 performance units is set forth under the heading “Executive Compensation—Option Exercises and Stock Vested.” The actual value of awards at the end of the applicable performance period may vary from the valuations indicated above. No dividend equivalents are paid on performance unit awards during the applicable performance period.

Option Exercises and Stock Vested

The following table sets forth the value realized by our NEOs with respect to stock option exercises and stock awards that vested in 2010:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired on	Realized
	on Exercise	Exercise	Vesting	on Vesting
Name	(#)(1)	($)(2)	(#)(3)	($)(4)

John D. Finnegan	—	—	208,966	$11,988,328
Richard G. Spiro	—	—	24,145	1,200,610
John J. Degnan	—	—	93,300	5,412,732
Paul J. Krump	13,295	$69,622	12,811	736,582
Harold L. Morrison, Jr.	—	—	12,124	697,167
Dino E. Robusto	21,392	653,250	12,124	697,167

(1)	Represents the exercise of the following stock options by Mr. Krump: (a) 11,399 shares at an exercise price of $57.9617, and (b) 1,896 shares at an exercise price of $57.9617. Represents the exercise of the following stock options by Mr. Robusto: (a) 11,932 shares at an exercise price of $58.5506, (b) 2,822 shares at an exercise price of $59.6701, and (c) 6,638 shares at an exercise price of $59.6701.

(2)	For stock options exercised through a cashless-sell-all transaction, value realized is based on the market price at the time of the exercise.

(3)	For Mr. Finnegan, represents the vesting of 37,773 RSUs granted in 2007 and the vesting of 171,193 shares in respect of the performance unit award granted in 2008. For Mr. Spiro, represents the vesting of 24,145 RSUs granted in 2008. For Mr. Degnan, represents the vesting of 12,077 RSUs granted in 2007, 11,047 RSUs granted in 2008, 11,354 RSUs granted in 2009, 4,086 RSUs granted in 2010 and 54,736 shares in respect of the performance unit award granted in 2008. Receipt of 26,487 RSUs for Mr. Degnan that vested on December 31, 2010 due to his retirement (11,047 RSUs granted in 2008, 11,354 RSUs granted in 2009, 4,086 RSUs granted in 2010) has been deferred until six months after his retirement date. As a result of his retirement, Mr. Degnan forfeited 18,852 previously outstanding RSUs. For Mr. Krump, represents the vesting of 2,112 RSUs granted in 2007 and 10,699 shares in respect of the performance unit award granted in 2008. For Mr. Morrison, represents the vesting of 1,988 RSUs granted in 2007 and 10,136 shares in respect of the performance unit award granted in 2008. For Mr. Robusto, represents the vesting of 1,988 RSUs granted in 2007 and 10,136 shares in respect of the performance unit award granted in 2008. Receipt of the 37,773 RSUs for Mr. Finnegan, 12,077 RSUs for Mr. Degnan, and 2,112 RSUs for Mr. Krump granted in 2007 has been deferred until their respective retirements. Information regarding performance unit awards is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(4)	For RSU awards, the value realized is based on the average of the high and low prices of our common stock on the applicable settlement date. For Mr. Degnan’s RSUs, which vested as a result of his retirement on December 31, 2010, the year-end closing price of $59.64 was used to value these shares. The value of these RSUs is also reflected in the information regarding Mr. Degnan set forth under the heading “Potential Payments upon Termination or a Change in Control.” The price on the distribution date, six months after his retirement, will determine his actual value realized. Performance unit awards are valued at their settlement price of $58.805 which was the average of the high and low prices of our common stock on the settlement date.

Pension Benefits

Pension Plan

Our eligible employees, and certain eligible employees of our subsidiaries, participate in the Pension Plan. Our NEOs participate on the same terms and conditions as other eligible employees, except as noted below. The Pension Plan, as in effect during 2010, provides each eligible employee with annual retirement income beginning at age 65 equal to the product of:

•	the total number of years of participation in the Pension Plan; and

•	1 3/4% of average compensation for the highest five years in the last ten years of participation prior to retirement during which the employee was most highly paid or, if higher, the last 60 consecutive months (final average earnings).

Average compensation under the Pension Plan includes salary and annual incentive compensation. A social security offset is subtracted from this benefit. The social security offset is equal to the product of:

•	the total number of years of participation in the Pension Plan (for years prior to February 1, 2008, this number was capped at 35 years); and

•	an amount related to the participant’s primary social security benefit.

Benefits can commence as early as age 55. However, if pension benefits commence prior to age 65, they may be actuarially reduced. The reduction in the gross benefit (prior to offset for social security benefits) is based on the participant’s age at retirement and years of Pension Plan participation as follows:

•	If the participant has at least 25 years of Pension Plan participation, benefits are unreduced at age 62. They are reduced 2.5% per year from 62 to 60 (5% reduction at 60) and 5% per year from 60 to 55 (30% reduction at 55).

•	If the participant has at least 15 but less than 25 years of Pension Plan participation, benefits are unreduced at age 65. They are reduced 2% per year from 65 to 62 (6% reduction at 62) and 4% per year from 62 to 61 (10% reduction at 61) and 5% per year from 61 to 55 (40% reduction at 55).

•	If the participant has less than 15 years of Pension Plan participation, or if the participant terminates employment with us before age 55, benefits are unreduced at age 65. They are reduced 6.67% per year from 65 to 60 (33.3% reduction at 60) and 3.33% per year from 60 to 55 (50% reduction at 55).

The participant’s social security benefit is reduced based on factors relating to the participant’s year of birth and age at retirement.

Benefits are generally paid in the form of an annuity. If a participant retires and elects a joint and survivor annuity, the Pension Plan provides a 10% subsidy. The portion of the benefit attributable to the cash balance account, as described in the following paragraph, may be paid in the form of a lump sum upon termination of employment.

Effective January 1, 2001, we amended the Pension Plan to provide a cash balance benefit, in lieu of the benefit described above, to reduce the rate of increase in the Pension Plan costs. This benefit provides for a participant to receive a credit to his or her cash balance account every six months. The amount of the cash balance credit increases as the sum of a participant’s age and years of service credit increases from 2.5% to 5% of compensation. The maximum credit of 5% of compensation (subject to the maximum limitation on compensation permitted by the Internal Revenue Code) earned over the preceding six months is made when the sum of a participant’s age and years of service credit equals or exceeds 55 (which is the case for each NEO). Amounts credited to a participant’s cash balance account earn interest at a rate based on the 30-year U.S. treasury bond rate. Participants who were hired by us prior to January 1, 2001 (including Messrs. Degnan, Krump, Morrison and Robusto) will receive a benefit under the Pension Plan equal to the greater of the pension benefit described in the preceding paragraphs or the amount calculated under the cash balance formula.

ERISA and the Internal Revenue Code impose maximum limitations on the recognized compensation and the amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations.

Pension Excess Benefit Plan

We also maintain the Pension Excess Benefit Plan, which is a supplemental, nonqualified, unfunded plan. The Pension Excess Benefit Plan uses essentially the same benefit formula, early retirement reduction factors and other features as the Pension Plan, except that the Pension Excess Benefit Plan recognizes compensation (salary and annual incentive plan compensation) above IRS compensation limits. The Pension Excess Benefit Plan also recognizes deferred compensation for purposes of determining applicable retirement benefits. Benefits under both the Pension Plan and the Pension Excess Benefit Plan are provided by us on a noncontributory basis.

Benefits payable under the Pension Excess Benefit Plan are generally paid in the form of a lump sum, calculated using an interest discount rate of 5%. However, the portion of the benefit that was earned and vested as of December 31, 2004 may be payable in certain other forms, including installment payments and life annuities, if properly elected by the participant and if the participant satisfies the requirements of the Pension Excess Benefit Plan.

Pension SERP—Mr. Finnegan

Under the terms of Mr. Finnegan’s employment agreement, he is entitled to a Pension SERP, which provides a nonqualified and unfunded benefit in addition to those provided under the Pension Plan and the Pension Excess Benefit Plan. The benefit will equal 6% of his final average compensation for each full year of service up to a maximum of 60% of final average compensation offset by benefits under the Pension Plan and Pension Excess Benefit Plan, previous employer pension benefits and social security benefits. The Pension Plan provisions described above with respect to the early retirement discount and joint and survivor benefits apply to the Pension SERP. Under the Pension SERP, Mr. Finnegan’s compensation means the sum of his annual salary plus annual incentive compensation earned for the relevant year (whether or not any such compensation is deferred).

Pension Benefits Table

The following table sets forth information regarding participation by our NEOs in our pension plans as of December 31, 2010:

		Number of	Present Value
		Years	of	Payments During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)(2)	($)

John D. Finnegan	Pension Plan	7	$92,019	—
	Pension Excess Benefit Plan	7	1,594,487	—
	Pension SERP	8	26,408,297	—
Richard G. Spiro	Pension Plan	1	10,012	—
	Pension Excess Benefit Plan	1	85,329	—
John J. Degnan	Pension Plan	19	777,199	—
	Pension Excess Benefit Plan	19	7,459,666	—
Paul J. Krump	Pension Plan	28	638,866	—
	Pension Excess Benefit Plan	28	3,150,900	—
Harold L. Morrison, Jr.	Pension Plan	26	688,890	—
	Pension Excess Benefit Plan	26	2,680,398	—
Dino E. Robusto(3)	Pension Plan	24	604,473	—
	Pension Excess Benefit Plan	24	2,206,857	—

(1)	Represents the present value of the NEO’s accumulated pension benefit computed as of the same Pension Plan measurement date we used for 2010 financial statement reporting. The following actuarial assumptions were used:
(a)    Interest discount rate: 5.75%;
(b)    Future interest crediting rate on cash balance accounts: 5.00%;
(c)    Mortality table: RP 2000 projected to 2015 white collar combined mortality table; and

(d)	Payment Form:
(i)    Pension Plan—50% take cash balance account as a lump sum;
(ii)   Pension Excess Benefit Plan—100% take benefit as a lump sum; and
(iii)  Pension SERP—lump sum.

(2)	The figures shown in the table above assume retirement benefits commence at the earliest unreduced retirement age, reflecting the assumptions described in the preceding footnote. However, if the NEO’s employment terminated or he retired on December 31, 2010 (which is the assumption underlying the figures set forth in the “Voluntary Resignation/Retirement” column in the tables under the heading “Executive Compensation—Potential Payments upon Termination”), and plan benefits were immediately payable as lump sums (calculated using the 5% discount rate specified in the plans), the Pension Excess Benefit Plan and Pension SERP benefits, as applicable, would have been as follows:

		Lump Sum
Name	Plan Name	Amount ($)

John D. Finnegan	Pension Excess Benefit Plan	$1,595,429
	Pension SERP	26,658,931
Richard G. Spiro	Pension Excess Benefit Plan	—
John J. Degnan	Pension Excess Benefit Plan	7,459,666
Paul J. Krump	Pension Excess Benefit Plan	2,731,536
Harold L. Morrison, Jr.	Pension Excess Benefit Plan	2,294,738
Dino E. Robusto	Pension Excess Benefit Plan	1,896,772

(3)	The amount payable from the Pension Plan will be offset by the benefit payable from the Pension Plan for the Employees of Chubb Insurance Company of Canada (Canadian Pension Plan), under which Mr. Robusto is no longer accruing additional service. The amount payable to Mr. Robusto under the Canadian Pension Plan is estimated to be C$14,407 per year commencing at age 65. In addition to the amounts shown above, Mr. Robusto is also entitled to a benefit from the Supplementary Income Plan for Employees of Chubb Insurance Company of Canada in the amount of C$1,800 per year commencing at age 65.

Nonqualified Defined Contribution and Deferred Compensation Plans

Deferred Compensation Plans

Pursuant to the Deferred Compensation Plans, we provide certain of our employees, including our NEOs, with the opportunity to electively defer the payment of certain components of compensation (annual salary, annual incentive compensation, RSUs and performance unit awards) that would otherwise be payable to them. Deferred RSUs and performance unit awards are deemed to be invested in our common stock. Deferred annual salary and annual incentive compensation are credited with earnings based on the deemed returns that would have been received had such amounts been invested in one of the investment options available under the Deferred Compensation Plans that are generally available for investment in the marketplace and as selected by the participant. Dividends on deferred RSUs and performance unit awards are treated the same as an annual salary or annual incentive compensation deferral. The investment options available under the Deferred Compensation Plans are the same as those investment alternatives that are available under the CCAP Plan except for the Chubb Stock Fund. Investment elections may be changed by the participant at any time, at his or her discretion.

CCAP Excess Benefit Plan

We also maintain the CCAP Excess Benefit Plan which is a supplemental, nonqualified, unfunded excess defined contribution plan. The CCAP Excess Benefit Plan recognizes compensation in excess of IRS limits for the CCAP and provides the participants with the applicable company match on eligible compensation. Matching contributions for each of the NEOs equal 4% of plan compensation. Messrs. Finnegan, Degnan, Krump, and Morrison have elected to defer receipt of matching contribution amounts attributable to the CCAP Excess Benefit Plan. Deferred balances are notionally invested in the Fidelity Stable Value Fund, which is one of the investment funds available under the CCAP. For 2010, the Fidelity Stable Value Fund had a 2.33% investment return. Mr. Robusto elected to take a cash distribution of his matching contribution amounts attributable to the CCAP Excess Benefit Plan, paid in March 2010. Mr. Spiro did not receive a matching contribution under the CCAP Excess Benefit Plan during 2010.

CCAP SERP—Mr. Finnegan

Mr. Finnegan’s employment agreement also provides that he is entitled to the CCAP SERP. The CCAP Excess Benefit Plan, like the CCAP, requires a one-year waiting period before a participant becomes eligible for our company matching contributions and has a six-year graded vesting schedule. Mr. Finnegan’s employment agreement, however, provides that he is entitled to the matching contributions for eligible deferrals from his employment date and provides that the CCAP SERP will pay any otherwise unvested company match dollars forfeited under the CCAP and CCAP Excess Benefit Plan if his employment with us terminates prior to his becoming being 100% vested. Amounts credited to the CCAP SERP account earn 5% interest per annum.

ESOP Excess Benefit Plan

In 2004, we merged the Employee Stock Ownership Plan (the ESOP) and the ESOP Excess Benefit Plan into the respective CCAP and CCAP Excess Plans. No new shares or contributions are credited to balances under the ESOP and the ESOP Excess Benefit Plan. Annual earnings for the ESOP Excess Benefit Plan include only the change in account balance attributable to changes in our stock price and any dividends we pay.

ESOP SERP—Mr. Finnegan

Mr. Finnegan’s employment agreement also provides that he is entitled to a supplemental benefit tied to the ESOP and ESOP Excess Benefit Plan (ESOP SERP). The ESOP and ESOP Excess Benefit Plan included a one-year waiting period prior to entry as well as five years of vesting service. In accordance with his employment agreement, however, Mr. Finnegan was credited with an amount equal to the stock to the number of shares he would have received under the ESOP and ESOP Excess Benefit Plan from his date of employment if not for the one-year service requirement and provides that the ESOP SERP account is immediately vested and the balance credited thereunder earns 5% interest per annum.

Nonqualified Defined Contribution and Deferred Compensation Table

The following table sets forth information regarding participation by our NEOs in our nonqualified defined contribution and deferred compensation plans as of December 31, 2010:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last	in Last	Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

John D. Finnegan	$2,233,824	$175,512	$2,938,672	$339,602	$18,814,693
Richard G. Spiro	—	—	—	—	—
John J. Degnan	614,297	94,472	837,204	75,635	4,908,588
Paul J. Krump	107,427	43,600	124,564	—	1,223,716
Harold L. Morrison, Jr.	—	37,080	15,677	—	138,039
Dino E. Robusto	—	36,000	22,809	—	121,330

(1)	Represents RSU deferrals for Messrs. Finnegan, Degnan, and Krump in the amounts of $1,921,324, $614,297, and $107,427, respectively. Mr. Finnegan’s amount also includes the deferral of $312,500 of his 2010 annual salary. This amount is included in the “Salary” column of the table set forth under the heading “Executive Compensation—Summary Compensation Table.” All of these deferrals were made under the 2005 Deferred Compensation Plan.

(2)	Represents the company match for the CCAP Excess Benefit Plan.

(3)	The following table reflects the components for the “Aggregate Earnings in Last Fiscal Year” column:

	CCAP Excess			ESOP Excess
	Benefit Plan and	Deferred	Appreciation and	Benefit Plan and
	CCAP SERP	Compensation	Dividends on	ESOP SERP
	Earnings	Earnings	Deferred RSUs	Earnings	Total
Name	($)(a)	($)	($)	($)(b)	($)

John D. Finnegan	$26,375	$64,686	$2,803,707	$43,904	$2,938,672
Richard G. Spiro	—	—	—	—	—
John J. Degnan	13,506	5,567	627,447	190,683	837,204
Paul J. Krump	6,680	43,142	20,935	53,806	124,564
Harold L. Morrison, Jr.	1,320	—	—	14,357	15,677
Dino E. Robusto	157	—	—	22,652	22,809

(a)	For Mr. Finnegan, represents CCAP Excess earnings of $22,350 and CCAP SERP earnings of $4,025. For all other participants, represents CCAP Excess benefit only.

(b)	For Mr. Finnegan, represents ESOP Excess earnings of $39,613 and ESOP SERP earnings of $4,291. For all other participants, represents ESOP Excess benefits only.

(4)	Represents dividends paid on deferred vested RSUs for Messrs. Finnegan and Degnan.

(5)	Mr. Robusto made a “cash election” under the CCAP Excess Benefit Plan in 2010, resulting in a lower account balance.

Potential Payments upon Termination or a Change in Control

Accrued Compensation and Benefits

As of December 31, 2010, each of our NEOs other than Mr. Spiro was fully vested in the amounts set forth under the heading “Executive Compensation—Pension Benefits” and the amounts set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.” In addition, at that date, each NEO was entitled to receive all earned but unpaid salary, other vested long-term equity awards (as set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” and the other applicable tables set forth under the heading “Executive Compensation”), amounts held in his account under the CCAP and employee welfare plans.

Termination Events

Disability or Death.  With the exception of Mr. Finnegan, a termination of employment due to disability or death does not entitle our NEOs to payments or benefits that are not generally available to our salaried employees.

Equity Awards.  With respect to equity awards, under the terms of the 2004 LTIP and 2009 LTIP, upon the disability or death of a participant, including each of our NEOs, the participant or the participant’s estate, as applicable, would receive pro-rata vesting of the unvested portion of outstanding RSUs and continuation of the exercise period within which the participant or the participant’s estate may exercise outstanding options through the stated expiration date of such options. With respect to performance unit awards, if a participant’s employment terminates due to disability or death on or after the completion of the first calendar year of any performance period, the participant or the participant’s estate, as applicable, would receive all of the performance units for the performance period that would have been earned had the participant continued employment for the full period (with payments contingent on our relative TSR over the performance period).

Mr. Finnegan.   In addition to the equity vesting provisions described in the preceding paragraph, Mr. Finnegan’s employment agreement calls for us to provide him with a death benefit equal to fives times his annual salary as of the time of his death. We provide this benefit on an insured basis. In the event of Mr. Finnegan’s disability, his employment agreement provides that he is entitled to receive a disability benefit equal to 60% of his annual salary as of the date of disability until he reaches age 65. We provide this coverage in the form of an unsecured, uninsured disability benefit. Mr. Finnegan’s employment agreement also provides that he or his estate, as applicable, would be entitled to a pro-rata portion of the annual incentive compensation award he would have received for the year of his disability or death. For purposes of Mr. Finnegan’s employment agreement, disability means Mr. Finnegan’s inability to perform his duties on a full-time basis for six consecutive months as a result of incapacity due to mental or physical illness.

Retirement.  Mr. Degnan’s retirement on December 31, 2010 was treated in the same manner as retirements of our other retirement-eligible salaried employees under our compensation and benefit plans and arrangements. None of our other NEOs were retirement-eligible in 2010.

For Cause Termination.  Under Mr. Finnegan’s employment agreement, in the event of his termination for cause, he is entitled to receive retiree health benefits pursuant to our retiree health plans that would be available to an employee with 34 years of service with us. None of our other NEOs are entitled to any additional payments or benefits, and each of our NEOs would forfeit his unvested equity awards, in the event we terminate his employment for cause. Under the 2004 LTIP and 2009 LTIP, cause means:

•	the willful failure of a participant to perform his or her employment-related duties or gross negligence in the performance of such duties;

•	a participant’s willful or serious misconduct that has caused or could reasonably be expected to result in material injury to our business or reputation;

•	a participant’s indictment for a crime constituting a felony; or

•	a material breach by a participant of any written covenant or agreement with us or any of our written policies.

The 2004 LTIP and the 2009 LTIP provide that the definition of cause in an employment or severance agreement will govern in lieu of the foregoing definition. Accordingly, the definition of cause in Mr. Finnegan’s employment agreement applies to Mr. Finnegan for purposes of the 2004 LTIP and 2009 LTIP. Therefore, in his case, cause means:

•	Mr. Finnegan’s willful and continued failure to perform his duties under the terms of his employment agreement;

•	Mr. Finnegan’s willful engagement in any malfeasance, fraud, dishonesty or gross misconduct in connection with his position as our President and Chief Executive Officer or as a member of our Board that causes us material damage;

•	Mr. Finnegan’s conviction of, or plea of guilty or nolo contendere to, a felony; or

•	Mr. Finnegan’s breach of certain representations, warranties and covenants contained in his employment agreement that materially damage or could reasonably be expected to materially damage us.

Voluntary Resignation.  Messrs. Spiro, Krump, Morrison and Robusto are not entitled to any payments or benefits that are not generally available to our salaried employees upon voluntary resignation. Under Mr. Finnegan’s employment agreement, in the event of his voluntary resignation, he is entitled to receive retiree health benefits pursuant to our retiree health plans that would be available to an employee with 34 years of service with us.

Involuntary Termination without Cause.  Except for Mr. Finnegan and as discussed below for Mr. Spiro in connection with a change in control, neither a termination of employment by us without cause nor a demotion or other constructive termination would entitle our NEOs to any payments or benefits that are not generally available to our salaried employees. The severance policy applicable to all of our salaried employees generally provides two weeks of severance pay for each year of service up to a maximum of 52 weeks.

Mr. Finnegan’s employment agreement provides that, upon the termination of his employment without cause, his constructive termination or in the event we elect not to renew his employment agreement in accordance with its terms, he would be entitled to receive the following benefits beyond those generally available to our salaried employees:

•	current annual salary (without proration);

•	pro-rated annual incentive compensation for the year of his termination;

•	a severance payment equal to the sum of up to 2.5 times (with the multiplier no longer being applicable with respect to a non-renewal of his employment agreement as described below) the sum of his then-current annual salary and the average amount of his annual incentive compensation paid in the preceding three years;

•	up to 2.5 years of additional age and service credit for purposes of his supplemental retirement benefits (with the multiplier no longer being applicable with respect to a non-renewal of his employment agreement as described below);

•	up to 2.5 years of continued health and welfare benefits (with the multiplier no longer being applicable with respect to a non-renewal of his employment agreement as described below) under our employee welfare plans and thereafter retiree benefits; and

•	if any payments or benefits that Mr. Finnegan receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on golden parachute payments, an additional payment to him to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

In addition, any outstanding equity awards would accelerate and vest in full (subject to the achievement of the performance goals in the case of performance units) and his stock options would continue to be exercisable until the earlier of the fifth anniversary of the date of termination of his employment or the expiration of the option term.

In the event of our non-renewal of his employment agreement, the 2.5 times severance multiplier was subject to a ratable step down which resulted in 0.5 being subtracted from the multiplier upon Mr. Finnegan’s attainment of age 58 and each year thereafter until reduced to zero at age 62, Mr. Finnegan’s current age. In addition, our obligation to continue to provide health and welfare benefits would cease if Mr. Finnegan were to receive such benefits from a new employer.

Under Mr. Finnegan’s employment agreement, constructive termination means his voluntary termination of employment following:

•	a reduction in Mr. Finnegan’s annual salary or target annual incentive compensation;

•	our failure to appoint Mr. Finnegan as our President and Chief Executive Officer and as a member of our Board or his removal from any of these positions;

•	a material diminution in Mr. Finnegan’s duties or responsibilities or the assignment to him of duties or responsibilities materially inconsistent with his position and status as our President and Chief Executive Officer;

•	a material change in Mr. Finnegan’s reporting relationship so that he no longer reports solely to our Board in his positions as President and Chief Executive Officer;

•	our breach of any material obligations to Mr. Finnegan under the terms of his employment agreement;

•	our breach of certain representations, warranties and covenants set forth in Mr. Finnegan’s employment agreement; or

•	our requiring that Mr. Finnegan’s principal location of employment to be at any office or location more than 50 miles from our corporate headquarters in Warren, New Jersey.

Mr. Finnegan’s employment agreement requires Mr. Finnegan to comply with confidentiality, non-competition and non-solicitation covenants. The non-competition and non-solicitation provisions run during the term of Mr. Finnegan’s employment through the second anniversary of the termination thereof.

Change in Control

Equity Awards.  Under the 2004 LTIP and the 2009 LTIP, if outstanding equity awards are assumed by an acquirer in accordance with their respective terms, the awards would remain outstanding and vesting would not accelerate unless the participant’s employment was terminated without cause or the participant experienced a constructive termination. In the event of a change in control in which the acquirer did not assume outstanding equity awards in accordance with their respective terms, RSUs would immediately vest in full (but would be paid out in accordance with the terms of the awards) and performance unit awards would become earned and payable at 100% of the applicable target award. These provisions would apply to the outstanding RSUs and performance unit awards held by Messrs. Spiro, Degnan, Krump, Morrison and Robusto as of December 31, 2010. The impact of a change in control on Mr. Finnegan’s equity awards is discussed below. For purposes of both the 2004 LTIP and the 2009 LTIP, change in control is defined as:

•	the acquisition of 20% or more of our shares by any person;

•	a change in a majority of the members of our Board due to a proxy contest or tender or exchange offer; or

•	a merger, reorganization or similar transaction (including a sale of substantially all assets), where our shareholders immediately prior to such transaction do not control more than 50% of the surviving entity immediately after the transaction.

Mr. Finnegan.  Upon the occurrence of a change in control (as defined below), Mr. Finnegan’s employment agreement would be superseded by his change in control employment agreement with us. Mr. Finnegan’s change in control employment agreement provides generally that the terms and conditions of his employment (including position, location and benefits) may not be adversely changed during the three-year period after a change in control. The change in control employment agreement contains a double trigger mechanism such that (i) if a change in control occurs, and (ii) if Mr. Finnegan’s employment is terminated (other than for cause, death or disability), or constructively terminated, during the three-year period following a change in control, Mr. Finnegan would be entitled to receive:

•	pro-rated annual incentive compensation through the date of termination for the year in which the termination of employment occurs;

•	three times the sum of his then-current annual salary and highest annual bonus over the past three years, including any bonus payable for the current year;

•	three years of additional age and service credit for purposes of his supplemental retirement benefits;

•	three years of continued health and welfare benefits (or, if shorter, until a new employer provides these benefits) under our employee welfare plans and thereafter retiree benefits;

•	up to $100,000 of outplacement services; and

•	if any payments or benefits that Mr. Finnegan receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on golden parachute payments, an additional payment to him to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

In addition, any outstanding equity awards would vest and his stock options would continue to be exercisable until the earlier of the fifth anniversary of the date of termination of his employment or the expiration of the option term. Mr. Finnegan also is entitled to reimbursement for legal fees he incurs as a result of the termination of his employment.

For purposes of Mr. Finnegan’s change in control employment agreement, change in control means:

•	the acquisition of 20% or more of our outstanding common stock by any person;

•	continuing directors (or their approved successors) ceasing to constitute a majority of our Board;

•	a merger, reorganization or similar transaction (including a sale of substantially all assets), where our shareholders immediately prior to such transaction do not control more than 50% of the surviving entity immediately after the transaction; or

•	shareholder approval of any plan or proposal for our liquidation or dissolution.

Mr. Finnegan’s change in control employment agreement requires Mr. Finnegan to comply with confidentiality, non-competition and non-solicitation covenants. The non-competition and non-solicitation provisions run during the term of Mr. Finnegan’s employment through the second anniversary of the termination thereof.

Mr. Spiro.   In addition to the above terms with respect to equity awards, we have entered into a change in control agreement with Mr. Spiro. The agreement with Mr. Spiro comes into effect in the event that his employment is terminated (other than as a result of his death, disability, retirement, voluntary termination or by us for cause) or is constructively terminated within two years after the effective date of the change in control (as defined below). Upon actual or constructive termination following a change in control, Mr. Spiro is entitled to receive a severance payment equal to two times the sum of:

•	his then-current annual salary; and

•	the average amount of his annual incentive compensation for the last three years;

provided that the amount of the severance payment cannot exceed the amount that Mr. Spiro would have received had he remained in our employment until his normal retirement age under the Pension Plan. In addition to severance, Mr. Spiro also is entitled to reimbursement for legal fees incurred by him as a result of the termination and continuation of health and other welfare benefits for a period of two years after the date of termination. Mr. Spiro’s agreement does not provide for a gross-up of any excise taxes that might be triggered by these payments.

For purposes of Mr. Spiro’s agreement, the definition of a change in control is the same definition of a change in control used in the 2004 LTIP and the 2009 LTIP.

For purposes of Mr. Spiro’s agreement, cause means:

•	his willful and continued failure to perform his duties; or

•	his willful engagement in misconduct which is materially injurious to us.

For purposes of Mr. Spiro’s agreement, the definition of a constructive termination means his voluntary termination of employment following the occurrence of certain events, including:

•	the assignment to Mr. Spiro, without his express written consent, of any duties inconsistent with his positions, duties, responsibilities, authority and status immediately prior to the change in control;

•	a change in reporting responsibilities, titles or offices as in effect immediately prior to the change in control or any removal of, or any failure to re-elect, Mr. Spiro to any of such positions, except in limited circumstances;

•	a reduction in Mr. Spiro’s annual salary as in effect at the time of the change in control;

•	our failure to continue Mr. Spiro’s participation in certain compensation plans in effect at the time of the change in control; or

•	our requiring Mr. Spiro to maintain his principal office or conduct his principal activities anywhere other than our corporate headquarters located within the New York Metropolitan area (including Warren, New Jersey).

Mr. Degnan.  Mr. Degnan turned 65 in 2009. Consequently, his change in control agreement did not provide him with any benefits in 2010 beyond those generally available to our salaried employees upon a change in control.

Messrs. Krump, Morrison and Robusto.  Messrs. Krump, Morrison and Robusto are not entitled to any payments or benefits beyond those generally available to our salaried employees upon a change in control.

Estimate of Incremental Potential Payment

The following tables quantify the additional payments and benefits under the compensation and benefit plans and arrangements to which our NEOs would be entitled upon termination of employment under the termination scenarios described above that are beyond those generally available to our salaried employees. Because the payments to be made to an NEO depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event.

John D. Finnegan
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change in	Change in
	Death	Disability	Retirement	Termination	Control	Control
Payment Type	($)	($)	($)	($)	($)	($)

Cash Payment(1)(2)	$6,625,000	$2,280,049	—	$12,210,583	$15,225,000	—
RSUs(3)	4,393,364	4,393,364	—	7,277,392	7,277,392	$7,277,392
Performance Units(4)	17,544,776	17,544,776	—	17,544,776	15,088,741	15,088,741
Retirement Benefits(5)	—	—	—	7,051,943	7,280,611	—
Retiree Medical Benefits(6)	140,634	236,795	$241,147	241,147	241,147	—
Other Benefits(7)	26,770	26,770	—	176,506	322,515	—
Gross-up on Excise Tax(8)	—	—	—	—	—	—

Total	$28,730,544	$24,481,754	$241,147	$44,502,347	$45,435,406	$22,366,133

(1)	In the event of death, reflects a death benefit of five times Mr. Finnegan’s annual salary as of December 31, 2010 ($1,325,000). In the event of disability, reflects the present value of payments equal to 60% of Mr. Finnegan’s annual salary until age 65. In the event of a termination without cause, reflects a multiple of annual salary as of December 31, 2010 and the average of Mr. Finnegan’s last three annual incentive compensation awards ($3,559,233). In the event of an “Involuntary Termination or Constructive Termination after Change in Control,” reflects a multiple of annual salary and the highest of his last three annual or current incentive compensation awards ($3,750,000).

(2)	Except for the amount listed under the “Involuntary Termination or Constructive Termination after Change in Control” column, these amounts do not include any amounts attributable to Mr. Finnegan’s 2010 annual incentive compensation award to be paid in March 2011 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(3)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $59.64 per share on December 31, 2010. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.

(4)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $59.64 per share on December 31, 2010. In the case of a termination of Mr. Finnegan’s employment without cause or due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Finnegan’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” the number of performance units that vest would be based on target performance. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.

(5)	Reflects the value attributable to additional age and service credit under Mr. Finnegan’s Pension SERP.

(6)	Mr. Finnegan’s employment agreement provides for retiree medical benefits assuming that Mr. Finnegan had 35 years of service at retirement. None of our other employees hired on or after January 1, 1999 receives company-subsidized retiree medical benefits. The present value of these benefits is calculated based on the assumptions used for financial reporting purposes at year-end 2010, including a discount rate of 5.75%, medical trend rate of 8.7% in 2010 and grading down gradually to a trend rate of 4.5% in 2028 and thereafter.

(7)	For death and disability, represents the value attributable to continuation of two years of executive financial counseling ($26,770). In the case of a termination in connection with a change in control, represents outplacement benefits ($100,000), three years of continued life insurance ($171,565), three years of continued medical and dental benefits ($24,180) and two years of executive financial counseling ($26,770). In the event of an involuntary termination without cause, represents 2.5 years of continued medical and dental benefits ($20,150), 2.5 years of continued life insurance benefits ($142,971) and one year of executive financial counseling ($13,385).

(8)	This calculation is an estimate for proxy disclosure purposes only. Payments upon a change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation and reasonable compensation analyses. For purposes of this calculation, no portion of the performance units that would accelerate upon a change in control has been treated as reasonable compensation for services rendered prior to the change in control and no value has been attributed to non-competition covenants. The increase in Mr. Finnegan’s prior taxable wages negates any excise tax liabilities under Section 280G of the Internal Revenue Code.

Richard G. Spiro
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change	Change
	Death	Disability	Retirement	Termination	in Control	in Control
Payment Type	($)	($)	($)(1)	($)	($)	($)

Cash Payment(2)(3)	—	—	—	—	$4,558,300	—
RSUs(4)	$2,201,918	$2,201,918	—	—	3,193,603	$3,193,603
Performance Units(5)	6,117,573	6,117,573	—	—	5,261,202	5,261,202
Other Benefits(6)	12,000	12,000	—	$6,000	35,603	—

Total	$8,331,491	$8,331,491	—	$6,000	$13,048,708	$8,454,805

(1)	Mr. Spiro was not eligible for retirement as of December 31, 2010.
(2)	The figure reflected in the “Involuntary Termination or Constructive Termination after Change in Control” column represents two years of compensation based on Mr. Spiro’s annual salary as of December 31, 2010 ($787,500) and the average of the last two annual incentive compensation awards ($1,491,650).
(3)	Does not include any amounts attributable to Mr. Spiro’s 2010 annual incentive compensation award to be paid in March 2011 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”
(4)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $59.64 per share on December 31, 2010. The figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.
(5)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $59.64 per share on December 31, 2010. In the case of a termination of Mr. Spiro’s employment due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Spiro’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.
(6)	Represents the value attributable to continuation of two years of executive financial counseling ($12,000) in the case of death and disability or one year in the case of a termination without cause ($6,000). In the case of a termination in connection with a change in control, represents the value attributable to continuation of two years of (i) life insurance premiums ($1,386), (ii) executive financial counseling ($12,000) and (iii) medical and dental coverage ($22,217).

John J. Degnan
Retirement
Payment Type	($)(1)

Cash Payment	—
RSUs(2)	$1,579,670
Performance Units(3)	6,925,695
Other Benefits(4)	23,760

Total	$8,529,125

(1)	Mr. Degnan retired as of December 31, 2010.
(2)	Reflects fair market value of accelerated vested but unpaid RSUs based on our closing stock price of $59.64 per share on December 31, 2010. The value of these RSUs is also reflected in the information regarding Mr. Degnan set forth under the heading “Option Exercises and Stock Vested.”
(3)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $59.64 per share on December 31, 2010. The number of performance units that vest will be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Degnan’s outstanding performance unit awards set forth under the heading “Executive Compensation-Outstanding Equity Awards at Fiscal Year-End.”
(4)	Represents the value attributable to continuation of two years of executive financial counseling.

Paul J. Krump
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change	Change
	Death	Disability	Retirement	Termination	in Control	in Control
Payment Type	($)	($)	($)(1)	($)	($)	($)

Cash Payment	—	—	—	—	—	—
RSUs(2)	$309,742	$309,742	—	—	$548,271	$548,271
Performance Units(3)	1,532,867	1,532,867	—	—	1,223,515	1,223,515
Retirement Benefits(4)	2,236,088	—	—	—	—	—
Other Benefits(5)	16,430	16,430	—	$8,215	16,430	—

Total	$4,095,127	$1,859,039	—	$8,215	$1,788,216	$1,771,786

(1)	Mr. Krump was not eligible for retirement as of December 31, 2010.
(2)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $59.64 per share on December 31, 2010. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.
(3)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $59.64 per share on December 31, 2010. In the case of a termination of Mr. Krump’s employment due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Krump’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.
(4)	In the event of death, the Pension Plan and Pension Excess Benefit Plan provide for a pre-retirement survivor’s benefit with an incremental value of $2,236,088. Due to Mr. Krump’s commencement of employment prior to January 1, 2001, the pre-retirement survivor’s benefit is more valuable than the benefits that he would have received in the event of a voluntary termination.
(5)	Represents the value attributable to continuation of two years of executive financial counseling ($16,430) or one year in the case of an involuntary termination without cause ($8,215).

Harold L. Morrison, Jr.
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change	Change
	Death	Disability	Retirement	Termination	in Control	in Control
Payment Type	($)	($)	($)(1)	($)	($)	($)

Cash Payment	—	—	—	—	—	—
RSUs(2)	$302,963	$302,963	—	—	$540,875	$540,875
Performance Units(3)	1,532,867	1,532,867	—	—	1,223,515	1,223,515
Retirement Benefits(4)	1,123,244	—	—	—	—	—
Other Benefits(5)	16,430	16,430	—	$8,215	16,430	—

Total	$2,975,504	$1,852,260	—	$8,215	$1,780,820	$1,764,390

(1)	Mr. Morrison was not eligible for retirement as of December 31, 2010.

(2)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $59.64 per share on December 31, 2010. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.

(3)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $59.64 per share on December 31, 2010. In the case of a termination of Mr. Morrison’s employment due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Morrison’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.

(4)	In the event of death, the Pension Plan and Pension Excess Benefit Plan provide for a pre-retirement survivor’s benefit with an incremental value of $1,123,244. Due to Mr. Morrison’s commencement of employment prior to January 1, 2001, the pre-retirement survivor’s benefit is more valuable than the benefits that he would have received in the event of a voluntary termination.

(5)	Represents the value attributable to continuation of two years of executive financial counseling ($16,430) or one year in the case of an involuntary termination without cause ($8,215).

Dino E. Robusto
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change	Change
	Death	Disability	Retirement	Termination	in Control	in Control
Payment Type	($)	($)	($)(1)	($)	($)	($)

Cash Payment	—	—	—	—	—	—
RSUs(2)	$302,963	$302,963	—	—	$540,875	$540,875
Performance Units(3)	1,532,867	1,532,867	—	—	1,223,515	1,223,515
Retirement Benefits(4)	1,547,551	—	—	—	—	—
Other Benefits(5)	16,430	16,430	—	$8,215	16,430	—

Total	$3,399,811	$1,852,260	—	$8,215	$1,780,820	$1,764,390

(1)	Mr. Robusto was not eligible for retirement as of December 31, 2010.

(2)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $59.64 per share on December 31, 2010. Figure reflected in the “Change in Control” column assumes that RSUs are not assumed by the acquirer.

(3)	Reflects fair market value of accelerated unearned performance units based on our closing stock price of $59.64 per share on December 31, 2010. In the case of a termination of Mr. Robusto’s employment due to death or disability, the number of performance units that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Robusto’s outstanding performance unit awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an “Involuntary Termination or Constructive Termination after Change in Control” or upon a “Change in Control,” performance units would become earned and payable at 100% of the applicable target award. Figure reflected in the “Change in Control” column assumes that performance units are not assumed by the acquirer.

(4)	In the event of death, the Pension Plan and Pension Excess Benefit Plan provide for a pre-retirement survivor’s benefit with an incremental value of $1,547,551. Due to Mr. Robusto’s commencement of employment prior to January 1, 2001, the pre-retirement survivor’s benefit is more valuable than the benefits that he would have received in the event of a voluntary termination.

(5)	Represents the value attributable to continuation of two years of executive financial counseling ($16,430) or one year in the case of an involuntary termination without cause ($8,215).

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information with respect to our equity compensation plans as of December 31, 2010:

Number of
	Number of				Securities Remaining
	Securities				Available for Future
	to be Issued		Weighted-Average		Issuance under
	upon Exercise of		Exercise Price of		Equity Compensation
	Outstanding		Outstanding		Plans (excluding
	Options, Warrants		Options, Warrants		securities reflected
	and Rights		and Rights		in column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	10,171,515	(2)	$37.33	(4)	22,853,710	(6)
Equity compensation plans not approved by security holders(1)	189,015	(3)	$52.02	(5)	342,600

Total	10,360,530		$37.40	(4)(5)	23,196,310

(1)	These plans are the CCAP Excess Benefit Plan and the Deferred Compensation Plan for Directors, under which 138,387 shares of common stock and 204,213 shares of common stock, respectively, are available for future issuance.

The CCAP Excess Benefit Plan is a nonqualified, defined contribution plan and covers those participants in the CCAP and the ESOP whose total benefits under those plans are limited by certain provisions of the Internal Revenue Code. A participant in the CCAP Excess Benefit Plan is entitled to a benefit equaling the difference between the participant’s benefits under the CCAP and the ESOP, without considering the applicable limitations of the Internal Revenue Code, and the participant’s actual benefits under such plans. A participant’s excess ESOP benefit is expressed as shares of our common stock. Payments under the CCAP Excess Benefit Plan are generally made: (i) for excess benefits related to the CCAP in cash annually as soon as practical after the amount of excess benefit can be determined; and (ii) for excess benefits related to the ESOP, in common stock as soon as practicable after the earlier of the participant’s 65th birthday or termination of employment. Allocations under the ESOP ceased in 2004. Accordingly, other than dividends, no new contributions are made to the ESOP or the CCAP Excess Benefit Plan with respect to excess ESOP benefits. Additional information regarding the CCAP and the CCAP Excess Benefit Plan is set forth under the heading “Compensation Discussion and Analysis—Company-Sponsored Benefit Plans.”

The material terms of the Deferred Compensation Plan for Directors are described under the heading “Corporate Governance — Directors’ Compensation.”

(2)	Includes 3,666,257 shares, representing 200% of the aggregate target for the performance unit awards for the three-year performance periods ending December 31, 2011 and December 31, 2012, which is the maximum number of shares issuable under these awards and 893,561 shares for the performance period ended December 31, 2010. The December 31, 2010 performance units are shown at the actual payout percentage of 151.4% of target. Shortly after the end of each performance period, our Compensation Committee will determine the actual number of shares to be received by participants in these plans for the awards that are earned on December 31, 2011 and December 31, 2012.

(3)	Includes an aggregate of 16,681 shares issuable upon exercise of the special option grants awarded to two independent directors in 2002 as individual compensation for their service on our CEO search committee.

(4)	Weighted average exercise price excludes shares issuable under outstanding performance unit awards, RSU awards and director stock unit awards.

(5)	Weighted average exercise price consists of exercise price of special option grants described in note (3) above, and excludes shares issuable in connection with the CCAP Excess Benefit Plan and the Deferred Compensation Plan for Directors.

(6)	Includes 14,139,932 shares available for issuance under the Global Employee Stock Purchase Plan (2001), 8,713,778 shares available for issuance under the 2009 LTIP (which includes 286,841 shares previously reserved for issuance in connection with the 2008 performance unit awards). After December 31, 2010, the number of shares available for issuance under the 2009 LTIP was reduced by approximately 1.3 million net shares due to grants made to participants in the 2009 LTIP during the first quarter of 2011 (partially offset by shares returned to the status of available for issuance due to forfeitures and shares cancelled in connection with tax withholdings).

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the only persons or entities known to us to be beneficial owners of more than 5% of our outstanding common stock. The information below is as reported by that entity in statements filed with the SEC.

	Amount and Nature
	of Beneficial
	Ownership of
Name and Address	Common Stock	Percent of Class(2)

BlackRock, Inc.	18,494,717 (1)	6.1%

(1)	Reflects ownership as of December 31, 2010 as reported on an amendment to Schedule 13G filed with the SEC by BlackRock, Inc., located at 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. reports sole voting and dispositive power over all of the reported shares. BlackRock, Inc. has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(2)	As reported in the applicable statement filed with the SEC.

The following table sets forth certain information regarding the beneficial ownership of our common stock and common stock-based holdings by each of our directors and nominees for director, by each of our NEOs and by our directors and executive officers as a group as of March 4, 2011.

	Amount and Nature
	of Beneficial
	Ownership of
Name and Address(1)	Common Stock(2)	Percent of Class(3)

Zoë Baird(4)(5)	42,476	*
Sheila P. Burke(4)(6)	82,015	*
James I. Cash, Jr.(4)(7)	19,906	*
John D. Finnegan(8)	1,158,208	*
Lawrence W. Kellner(9)	—	—
Martin G. McGuinn(4)	18,910	*
Lawrence M. Small(4)(10)	101,176	*
Jess Søderberg(4)	9,512	*
Daniel E. Somers(4)(11)	24,645	*
James M. Zimmerman(12)	12,560	*
Alfred W. Zollar(4)(13)	16,952	*
Paul J. Krump(14)	126,813	*
Harold L. Morrison, Jr.(15)	46,258	*
Dino E. Robusto(16)	59,951	*
Richard G. Spiro(17)	85,578	*
All directors and executive officers as a group(18)	2,026,191	*

*	Less than 1%.

(1)	The business address of each director and executive officer named in this table is The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059.

(2)	Unless otherwise indicated, share amounts are as of March 4, 2011 and each person has sole voting and investment power with respect to the shares listed.

(3)	Based upon 293,588,553 shares of our common stock outstanding as of March 4, 2011.

(4)	Includes (i) 469 fully vested stock units; and (ii) 4,397 fully vested mandatorily deferred stock units until separation from service.

(5)	Includes (i) 20,000 shares that Ms. Baird may purchase within 60 days.

(6)	Includes (i) 56,000 shares that may be purchased within 60 days; (ii) 7,416 market value units; and (iii) 11,985 vested stock units of which Ms. Burke has elected to defer her receipt.

(7)	Includes (i) 8,000 shares that may be purchased within 60 days; (ii) 2,353 market value units; and (iii) 1,057 vested stock units of which Dr. Cash has elected to defer his receipt.

(8)	Includes (i) 80,000 shares held by a family-owned limited liability company; (ii) 18,910 shares held in a grantor retained annuity trust; (iii) 3,182 shares in a family-owned trust; (iv) 271,576 shares that may be purchased within 60 days; (v) 37,690 RSUs that will vest on March 12, 2011; (vi) 47,070 RSUs that will vest on February 25, 2012; (vii) 37,262 RSUs that will vest on February 24, 2013; (viii) 31,368 RSUs that will vest on February 23, 2014; (ix) 202 shares that were allocated to Mr. Finnegan pursuant to the ESOP; and (x) 241,659 RSUs that are fully vested of which Mr. Finnegan has elected to defer receipt until retirement. This amount does not include (i) performance units representing a target of 141,211 shares for the performance period ending December 31, 2011; (ii) 111,786 shares for the performance period ending December 31, 2012; and (iii) 94,106 shares for the performance period ending December 31, 2013. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(9)	The 2011 Annual Meeting will be the first time that Mr. Kellner is standing for election to our Board.

(10)	Includes (i) 37,925 shares that Mr. Small may purchase within 60 days; and (ii) 4,018 shares that may be purchased within 60 days pursuant to a restoration stock option awarded pursuant to exercising a special stock option grant.

(11)	Includes (i) 2,000 shares that may be purchased within 60 days; (ii) 2,528 market value units; and (iii) 13,203 vested stock units of which Mr. Somers has elected to defer his receipt.

(12)	Includes (i) 433 fully vested stock units; (ii) 4,397 fully vested mandatorily deferred stock units until separation from service; and (iii) 1,970 vested stock units of which Mr. Zimmerman has elected to defer his receipt.

(13)	Includes 322 vested stock units of which Mr. Zollar has elected to defer his receipt.

(14)	Includes (i) 33,522 shares that may be purchased within 60 days; (ii) 2,355 RSUs that will vest on March 12, 2011; (iii) 3,406 RSUs that will vest on February 25, 2012; (iv) 3,432 RSUs that will vest on February 24, 2013; (v) 4,952 RSUs that will vest on February 23, 2014; and (vi) 6,636 shares that were allocated to Mr. Krump pursuant to the ESOP. This amount does not include (i) performance units representing a target of 10,219 shares for the performance period ending December 31, 2011; (ii) 10,296 shares for the performance period ending December 31, 2012; and (iii) 14,859 shares for the performance period ending December 31, 2013. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(15)	Includes (i) 2,231 RSUs that will vest on March 12, 2011; (ii) 3,406 RSUs that will vest on February 25, 2012; (iii) 3,432 RSUs that will vest on February 24, 2013; (iv) 3,714 RSUs that will vest on February 23, 2014; (v) 355 shares in the Chubb Stock Fund of the CCAP; and (vi) 132 shares that were allocated to Mr. Morrison pursuant to the ESOP. This amount does not include (i) performance units representing a target of 10,219 shares for the performance period ending December 31, 2011; (ii) 10,296 shares for the performance period ending December 31, 2012; and (iii) 11,144 shares for the performance period ending December 31, 2013. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(16)	Includes (i) 10,396 shares that Mr. Robusto may purchase within 60 days; (ii) 2,231 RSUs that will vest on March 12, 2011; (iii) 3,406 RSUs that will vest on February 25, 2012; (iv) 3,432 RSUs that will vest on February 24, 2013; and (v) 4,952 RSUs that will vest on February 23, 2014. This amount does not include (i) performance units representing a target of 10,219 shares for the performance period ending December 31, 2011; (ii) 10,296 shares for the performance period ending December 31, 2012; and (iii) 14,859 shares for the performance period ending December 31, 2013. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(17)	Includes (i) 16,412 RSUs that will vest on February 25, 2012; (ii) 12,992 RSUs that will vest on February 24, 2013; and (iii) 10,937 RSUs that will vest on February 23, 2014. This amount does not include (i) performance units representing a target of 49,238 shares for the performance period ending December 31, 2011; (ii) 38,978 shares for the performance period ending December 31, 2012; and (iii) 32,814 shares for the performance period ending December 31, 2013. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(18)	Includes (i) 1,162 shares which executive officers other than those listed in the table above disclaim beneficial ownership; (ii) 623 shares which were allocated to executive officers other than those listed in the table above pursuant to the Chubb Stock Fund of the CCAP; (iii) 4,805 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP; (iv) 27,828 shares which executive officers other than those listed in the table above have the right to purchase within 60 days; (v) 10,014 RSUs which were allocated to executive officers other than those listed in the table above that will vest on March 12, 2011; (vi) 16,032 RSUs which were allocated to executive officers other than those listed in the table above that will vest on February 25, 2012; (vii) 13,098 RSUs which were allocated to executive officers other than those listed in the table above that will vest on February 24, 2013; and (viii) 12,625 RSUs which were allocated to executive officers other than those listed in the table above that will vest on February 23, 2014. This amount does not include (i) performance units awarded to executive officers other than those listed in the table above representing a target of 48,104 shares for the performance period ending December 31, 2011; (ii) 39,303 shares for the performance period ending December 31, 2012; and (iii) 37,893 shares for the performance period ending December 31, 2013. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

CERTAIN TRANSACTIONS AND OTHER MATTERS

At December 31, 2010, BlackRock, Inc. was the beneficial owner of more than 5% of our outstanding common stock. In 2010, BlackRock, Inc. purchased insurance policies from our property and casualty insurance subsidiaries with an aggregate net written premium of approximately $2,800,000. At December 31, 2010, we owned approximately $39,300,000 million of BlackRock, Inc. fixed income securities.

As disclosed in our 2010 proxy statement, during the first quarter of 2010, one of our property and casualty insurance subsidiaries agreed to pay €650,000 on behalf of an insured of the subsidiary to resolve all claims of a third party against the insured’s directors, officers and employees. The company that purchased the insurance policy from our subsidiary was an early stage venture capital backed software company that, like many information technology companies, filed for bankruptcy in 2002 when its backers declined to make further investments in it. Dr. Cash was a director of the insured. The settlement was negotiated at arm’s length between counsel for the claimant and the insureds. Our subsidiary administered the insured’s claim for insurance coverage in the ordinary course of business and consistent with our administration of claims of other insureds. The insured, together with its directors, officers and employees, have denied, and continue to deny, liability for the claims. No portion of the settlement payment was attributed to Dr. Cash.

Effective December 1, 2002, we entered into an employment agreement with Mr. Finnegan. This employment agreement covers Mr. Finnegan’s roles and responsibilities, his compensation and benefits and the results of the termination of his employment under various circumstances. The employment agreement contains an automatic renewal clause, providing that the employment agreement will have a perpetual two-year term unless Mr. Finnegan or we deliver a notice of non-renewal. Additional information regarding Mr. Finnegan’s employment agreement is set forth under the headings “Compensation Discussion and Analysis—Employment and Severance Agreements,” “Compensation Discussion and Analysis—Change in Control Agreements” and “Executive Compensation—Potential Payments upon Termination.”

We have entered into a change in control agreement with Mr. Spiro. Information regarding this change in control agreement is set forth under the headings “Compensation Discussion and Analysis—Change in Control Agreements” and “Executive Compensation—Potential Payments upon Termination.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Based solely upon a review of copies of such reports or written representations that all such reports were timely filed, we believe that each of our directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2010.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of our Governance Committee, our Board has nominated the following individuals for election to our Board this year:

Zoë Baird	Lawrence M. Small
Sheila P. Burke	Jess Søderberg
James I. Cash, Jr.	Daniel E. Somers
John D. Finnegan	James M. Zimmerman
Lawrence W. Kellner	Alfred W. Zollar
Martin G. McGuinn

Information regarding the business experience of each nominee and the factors considered by our Governance Committee and the Board in selecting each nominee for election to our Board is provided under the heading “Our Board of Directors.” Each of our directors is elected annually to serve until the next annual meeting of shareholders and until his or her successor is elected and qualified. There are no family relationships among our executive officers and directors. Each director nominee other than Mr. Finnegan satisfies the independence requirements set forth in the NYSE listing standards and, with respect to the nominees expected to serve on our Audit Committee, Section 10A(m)(3) of the Exchange Act.

Our Board expects that each of the nominees named in this proxy statement will be available for election and, if elected, will be willing to serve as a director. If any nominee is not available, then the proxies may vote for a substitute as may be designated by our Board, unless our Board reduces the number of directors. Our Board has, in accordance with our By-Laws, fixed the number of directors to be elected at 11. If elected, each director will serve until the next annual meeting of shareholders and until his or her successor is elected and qualified.

Director nominees will be elected by a majority of the votes cast by our shareholders entitled to vote at the 2011 Annual Meeting. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card.

Our Board recommends that you vote “FOR” each of the foregoing nominees for director. If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each of the director nominees. If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selections for the election of directors, your shares will be voted “FOR” the election of each of the director nominees. If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

PROPOSAL 2

ADOPTION OF THE CHUBB CORPORATION ANNUAL INCENTIVE COMPENSATION PLAN (2011)

Introduction

To enable us to continue to attract, reward and retain employees whose efforts are largely responsible for our overall success and to ensure that annual cash incentive compensation payments to Messrs. Finnegan, Krump, Morrison and Robusto (referred to in this proposal as “covered employees”) could be deductible by us under Section 162(m) of the Internal Revenue Code as “performance-based compensation,” our Board adopted, and in April 2006 our shareholders approved, our 2006 Annual Incentive Plan. Under the 2006 Annual Incentive Plan, our employees and those of our subsidiaries and affiliates are eligible to receive annual cash incentive compensation payments based on the achievement of certain performance goals and management’s assessment of their performance during the fiscal year. Section 162(m) requires that shareholders re-approve performance goals under a plan intended to qualify for the “performance-based compensation” exception every five years and also approve any increase to the maximum compensation that may be paid to a participant under such a plan.

To continue to allow us to attract, reward and retain employees and to allow us to fully deduct annual cash incentive compensation payments under Section 162(m), our Compensation Committee has adopted The Chubb Corporation Annual Incentive Compensation Plan (2011) (the 2011 Annual Incentive Plan), subject to shareholder approval. If the 2011 Annual Incentive Plan is not approved by our shareholders, annual cash incentive compensation payable to our covered employees will not be fully deductible under Section 162(m) as “performance-based compensation.”

Summary of the 2011 Annual Incentive Plan

The following summary of the 2011 Annual Incentive Plan is qualified in its entirety by reference to its complete text, which is attached to this proxy statement as Annex A. Except as noted below, the 2011 Annual Incentive Plan is substantially similar to the 2006 Annual Incentive Plan.

Our Compensation Committee will be responsible for administering the 2011 Annual Incentive Plan and for selecting eligible participants for the 2011 Annual Incentive Plan from our officers and employees and those of our subsidiaries and affiliates. For annual incentive compensation awards relative to our 2011 performance, approximately 10,100 employees will be considered for participation under the 2011 Annual Incentive Plan.

Our Compensation Committee establishes awards for each fiscal year for participants, the payment of which generally are dependent upon the achievement of one or more of the following corporate, subsidiary, affiliate, operating unit or division performance goals:

• combined loss and expense ratio;	• return on average assets;
• earnings or net income or operating income per share;	• cash flow(s);
• net income;	• stock price;
• operating income;	• cash return on average equity;
• earnings before interest and taxes;	• strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures;
• after tax operating income;	• except in the case of a covered employee, any other performance criteria established by our Compensation Committee; and
• return on average equity;	• any combination of the foregoing.

The performance goals may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. Each of the performance goals may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, past performance and/or the past or current performance of other companies, and in the case of earnings-based goals, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets. Our Compensation Committee may make adjustments to the performance goals as it deems equitable in recognition of unusual or non-recurring events, changes in applicable tax laws or accounting principles or other factors as our Compensation Committee may determine, including any other event or circumstance that renders the performance measure to be unsuitable or to result in undue enlargement or reduction of an award under the 2011 Annual Incentive Plan. However, no modifications to performance goals will be made if the effect of such change would be to cause an award intended to qualify as “performance-based compensation” under Section 162(m) to fail to so qualify.

As soon as administratively practicable after the close of each fiscal year (but not later than March 31st of the calendar year following the fiscal year), our Compensation Committee will determine the extent to which the performance goals were achieved for the fiscal year and the annual cash incentive compensation payable to participants based upon the achievement of the performance goals and, for participants other than covered employees, management’s assessment of the participant’s individual performance.

Like the 2006 Annual Incentive Plan, the 2011 Annual Incentive Plan provides our Compensation Committee with the flexibility to use different methods to allocate annual cash incentive compensation and does not mandate a bonus pool approach. Providing our Compensation Committee with this flexibility allows our Compensation Committee to structure annual cash incentive compensation as it deems most effective to attract, reward and retain employees who are responsible for our success. As with the 2006 Annual Incentive Plan, the 2011 Annual Incentive Plan also permits our Compensation Committee to increase the annual cash incentive compensation payable to participants other than covered employees. Nevertheless, the maximum annual incentive compensation payable to a participant under the 2011 Annual Incentive Plan for any fiscal year is $7.5 million.

All payments under the 2011 Annual Incentive Plan will be made in cash as soon as practicable after the close of the applicable fiscal year, except that participants may be given the opportunity to defer such payments. Generally, participants must be employed on the payment date to be eligible for an award under the 2011 Annual Incentive Plan. Our Compensation Committee may, however, provide for award payments to participants who terminate employment prior to payment in the event of death, disability, retirement or for any other reason it may approve.

Under the 2011 Annual Incentive Plan, in the event of a change in control, participants would be entitled to an accelerated payment of a pro-rata award in respect of the year in which the change in control occurs. The proration would reflect the portion of the year completed prior to the change in control and the amount of the award would be calculated based upon each participant’s target award for the year in which the change in control occurs. If a change in control occurs after the close of the fiscal year but prior to the date participants have received award payments in respect of such year, participants will also be entitled to accelerated payment of those awards. These change in control provisions are similar to those contained in the 2006 Annual Incentive Plan, except that the proration calculation under the 2006 Annual Incentive Plan was based upon the higher of the participant’s target award for the year or the actual award our Compensation Committee forecasts would have been paid based upon the achievement of the performance goals during the year prior to the date of the change in control.

Awards made under the 2011 Annual Incentive Plan will be subject to any recoupment or similar policy that our Compensation Committee may approve from time to time.

The 2011 Annual Incentive Plan may be amended, suspended or terminated at any time, provided that no such action may adversely affect a participant’s outstanding awards without the consent of such participant and provided further that, unless otherwise determined by the Compensation Committee, no amendment shall cause the 2011 Annual Incentive Plan or any award thereunder to fail to satisfy the requirements of the “performance-based compensation” exception under Section 162(m).

Annual cash incentive compensation payable under the 2011 Annual Incentive Plan cannot yet be determined by our Compensation Committee because the awards are dependent upon our future performance. Accordingly, the following table shows the amounts to be paid with respect to our 2010 performance under the 2006 Annual Incentive Plan to the individuals and groups set forth below:

Name and Position	Amount Paid ($)

John D. Finnegan Chairman, President and Chief Executive Officer	$3,600,000
Richard G. Spiro Executive Vice President and Chief Financial Officer	1,487,400
Paul J. Krump President of Commercial and Specialty Lines	850,000
Dino E. Robusto President of Personal Lines and Claims	750,000
Harold L. Morrison, Jr. Executive Vice President and Chief Global Field Officer and Chief Administrative Officer	725,000
All current executive officers as a group (12 persons including those named above)	10,325,200
All employees as a group (other than executive officers)	173,374,000	*

*	Estimate

The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the annual meeting is required for the adoption of the proposal to adopt the 2011 Annual Incentive Plan.

Our Board recommends that you vote “FOR” the adoption of the 2011 Annual Incentive Plan. If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the adoption of the 2011 Annual Incentive Plan. If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selections for this proposal, your shares will be voted “FOR” the adoption of the 2011 Annual Incentive Plan. If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee, acting pursuant to the authority granted to it in its charter, has retained Ernst & Young LLP (Ernst & Young) as our independent auditor. The appointment of Ernst & Young is being submitted to our shareholders for ratification. Ernst & Young has acted as our independent auditor for many years. The following summarizes the fees billed to us by Ernst & Young for professional services rendered in 2010 and 2009:

Fee Category	2010	2009

Audit Fees(1)	$7,340,000	$6,840,000
Audit-Related Fees(2)	1,240,000	1,190,000
Tax Fees(3)	—	—
All Other Fees(4)	210,000	33,000

(1)	Audit Fees primarily relate to the audit of our annual financial statements, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements.

(2)	Audit-Related Fees primarily relate to an International Financial Reporting Standards impact assessment, a SAS 70 internal control report, employee benefit plan audits and certain non-insurance related statutory audits.

(3)	Tax Fees primarily relate to tax compliance, tax advice and tax planning.

(4)	All Other Fees relate to other services not described in notes (1), (2), and (3) above, including special actuarial reports filed with regulators, technical training and an online information service.

Our Audit Committee determined that the provision of these services is compatible with maintaining Ernst & Young’s independence.

In 2010, our Audit Committee pre-approved all services performed for us by Ernst & Young.

Representatives of Ernst & Young are expected to be present at the 2011 Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the 2011 Annual Meeting is required to ratify the appointment of Ernst & Young as our independent auditor. If our shareholders do not ratify the appointment of Ernst & Young, our Audit Committee will reconsider the appointment.

Our Board recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditor. Proxies solicited by our Board will be voted “FOR” this proposal unless a shareholder has indicated otherwise on the proxy card. If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections with respect to ratification of Ernst & Young LLP as independent auditor, or if you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selection with respect to ratification of Ernst & Young LLP as independent auditor, your shares will be considered as present and entitled to vote with respect to that proposal and your shares will be voted “FOR” Proposal 3.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) and rules adopted by the SEC required thereunder, at the 2011 Annual Meeting, we are providing shareholders with an advisory vote on our compensation program for our NEOs. This vote is colloquially referred to as “say on pay.”

Accordingly, at the 2011 Annual Meeting, shareholders will have the opportunity to vote on the following resolution:

“RESOLVED, that the shareholders of The Chubb Corporation (the Company), in an advisory vote, hereby approve the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s 2011 proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” ”

This vote is non-binding. Our Compensation Committee, however, expects to take into account the outcome of the vote when considering future executive compensation decisions to the extent its members (with the assistance of the Compensation Consultant) can determine the cause or causes leading to the results of this vote.

As described in detail under “Compensation Discussion and Analysis,” our executive compensation program is designed to motivate and retain our NEOs, thereby helping us to maintain our position as one of the world’s preeminent insurers. Our Compensation Committee, with the assistance of the Compensation Consultant, engages in rigorous benchmarking and analysis of our NEO target compensation levels to ensure that our executive compensation program is competitive with the companies with which we believe we compete for executive talent. At the same time, our Compensation Committee has designed our executive compensation program to ensure that NEO actual compensation levels are reflective of the results we achieve for our shareholders on both an annual and longer-term basis.

Shareholders are encouraged to carefully read the information set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Our Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selections for this proposal, your shares will be voted “FOR” the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

PROPOSAL 5
ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act and rules adopted by the SEC required thereunder, at the 2011 Annual Meeting, we are providing our shareholders with an advisory vote on whether the shareholder advisory vote on executive compensation should be held every one, two or three years. This vote is colloquially referred to as “say on frequency.”

Accordingly, at the 2011 Annual Meeting, shareholders will have the opportunity to vote on the following resolution:

“RESOLVED that the shareholders recommend, in an advisory vote, whether a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur every [[one], [two] or [three]] years.”

The actual interval reflected in the resolution passed at the 2011 Annual Meeting will be determined by a plurality of the votes cast.

Our Board believes that a triennial say on frequency vote is the optimal interval for conducting and responding to a say on pay vote for a number of reasons, including:

•	For awards under our long-term equity incentive compensation plans, which comprise the majority of our NEOs’ pay, our Compensation Committee generally utilizes a three-year performance or vesting cycle. Accordingly, it generally takes a full three years to assess the pay for performance relationship of our executive compensation. Therefore, it is both logical and appropriate to align the say on pay vote with this same three-year interval.

•	For many years, we have utilized a multi-year interval for seeking shareholder approval for our performance-based compensation plans. For example, our practice has been to seek shareholder approval for our annual cash incentive compensation plans and our long-term equity incentive compensation plans every five years. We believe utilizing this multi-year interval has served the interests of our company and our shareholders well.

•	A triennial say on pay vote provides an effective timeframe for our Compensation Committee to analyze and, as appropriate, respond to shareholder feedback that can be gleaned from the say on pay vote.

•	Shareholders who have concerns about our executive compensation during the interval between say on pay votes have the opportunity to bring their specific concerns to the attention of the Board by following the procedures set forth under the heading “Corporate Governance—Contacting our Board.”

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the say on pay vote is non-binding, the Board and our Compensation Committee will take into account the outcome of the vote when considering the frequency of future say on pay votes.

Our Board recommends that you vote “FOR” the option of “every three years,” on an advisory basis, as the interval between future advisory say on pay votes. If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted for a “THREE” year interval for the advisory say on pay vote. If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selections for this proposal, your shares will be voted for a “THREE” year interval for the advisory say on pay vote. If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

SOLICITATION OF PROXIES

We will pay the cost of this solicitation of proxies. In addition to the solicitation of proxies by use of the internet and mail, we may use the services of one or more of our directors, officers or other regular employees (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally, by telephone or by other electronic means. In addition, we may enter into an agreement with a professional proxy solicitor, pursuant to which it may assist us in the solicitation of proxies by mail, in person and by telephone for a fee, which is estimated not to exceed $17,500 plus out-of-pocket expenses. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held on the record date by such persons and we will reimburse them for reasonable expenses actually incurred by them in so doing.

2012 SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposal that a shareholder intends to be included in our proxy statement and form of proxy card for our 2012 Annual Meeting of Shareholders must be in writing and be received by our Corporate Secretary at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059 no later than November 18, 2011 and must otherwise comply with the rules promulgated by the SEC in order to be eligible for inclusion in our proxy materials for the 2012 Annual Meeting of Shareholders.

Under our By-Laws, if a shareholder desires to bring a matter before the annual meeting of shareholders or if a shareholder wants to nominate a person for election to our Board, the shareholder must follow the procedures set forth in our By-Laws. A copy of Article I, Section 10, of our By-Laws, which covers those matters, is available without charge upon written request to our Corporate Secretary. Our By-Laws also are available on our website at www.chubb.com/investors. Our By-Law procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

One of the procedural requirements in our By-Laws is timely notice in writing of any business the shareholder proposes to bring before the annual meeting of shareholders and/or the nomination any shareholder proposes to make at the annual meeting of shareholders. Notice of business proposed to be brought before the 2012 Annual Meeting of Shareholders and/or director nominations proposed to be made at the 2012 Annual Meeting of Shareholders must be received by our Corporate Secretary no earlier than December 28, 2011 and no later than January 27, 2012.

The notice for business that a shareholder proposes to bring before the annual meeting of shareholders must be a proper matter for shareholder action and must set forth:

•	the name and address of such shareholder, as they appear on our books, and the name and address of any certain parties related to the shareholder (each a Shareholder Associated Person);

•	the class and number of shares of our stock that are, directly or indirectly, owned beneficially and of record by such shareholder or Shareholder Associated Person;

•	the date such shares of our stock were acquired;

•	a representation that the shareholder is a holder of record of shares of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to bring or propose such business or make such nomination, as the case may be;

•	a description of any agreement, understanding or arrangement, direct or indirect, with respect to such business, proposal or nomination between or among such shareholder, any Shareholder Associated Person or any others (including their names) acting in concert with any of the foregoing;

•	a description of any agreement, understanding or arrangement (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of such shareholder’s notice by, or on behalf of, the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such shareholder or any Shareholder Associated Person with respect to shares of our stock;

•	if such shareholder’s notice relates to the nomination of a person for election to the Board of Directors, (i) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such nominating shareholder, any Shareholder Associated Person or others acting in concert with any of the foregoing, including all information that would be required to be disclosed pursuant to Rule 404 promulgated by the SEC under Regulation S-K, as amended from time to time, if such nominating shareholder, Shareholder Associated Person or any person acting in concert therewith, were the “registrant” for the purposes of such rule and the person being nominated for election as director were a director or executive of such “registrant” and (ii) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if so elected);

•	a description of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which such shareholder or Shareholder Associated Person has a right to vote any shares of our stock;

•	with respect to any and all of the agreements, contracts, understandings, arrangements, proxies or other relationships referred to in the foregoing bullets, a representation that such shareholder will notify us in writing of any such agreement, contract, understanding, arrangement, proxy and/or other relationship that are or will be in effect as of the date of the applicable annual meeting of shareholders no later than five business days before the date of such meeting;

•	all other information that would be required to be filed with the SEC if such shareholder or Shareholder Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act;

•	as to any business that the shareholder proposes to bring before the meeting, (i) a brief description of such business, (ii) if such business includes a proposal, the text of the proposal (including the text of any resolutions proposed for consideration), (iii) if the proposal includes an amendment to our By-Laws, the language of the proposed amendment, (iv) the reasons for conducting such business at the meeting and (v) any material interest of such shareholder and any Shareholder Associated Person in such business; and

•	a representation as to whether the shareholder intends (i) to deliver a proxy statement and form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or (ii) otherwise to solicit proxies from shareholders in support of such proposal or nomination. In addition, a shareholder seeking to submit a shareholder proposal or other business or make a director nomination shall promptly provide any other information reasonably requested by us, and any proposed nominee for election to our Board must furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a member of our Board.

By Order of the Board of Directors,,

W. Andrew Macan
Vice President and Secretary

March 17, 2011

ANNEX A

THE CHUBB CORPORATION
ANNUAL INCENTIVE COMPENSATION PLAN (2011)

1. PURPOSE.  The purpose of The Chubb Corporation Annual Incentive Compensation Plan (2011) (the “Plan”) is to provide the Corporation and the Subsidiaries with an effective means of attracting, retaining and motivating officers and other employees and to provide them with incentives to enhance the growth and profitability of the Corporation and the Subsidiaries.

2. DEFINITIONS.

(a) Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person.

“Award” means an incentive compensation award made pursuant to the terms of the Plan.

“Board of Directors” means the Board of Directors of the Corporation.

“Cause” means (i) the willful failure of a Participant to perform substantially his or her employment-related duties or gross negligence in the performance of such duties; (ii) a Participant’s willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the business or reputation of an Employer; (iii) a Participant’s indictment for a crime constituting a felony (other than a traffic-related felony); or (iv) a material breach by a Participant of any written covenant or agreement with an Employer or of any material written policy of any Employer, provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Cause” then, with respect to any Award made to such Participant, “Cause” shall have the meaning set forth in such agreement.

“Change in Control” means the first occurrence of any of the following events after the effective date of the Plan:

(i) the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Act), other than the Corporation, the Subsidiaries, and any employee benefit plan of the Corporation or the Subsidiaries, of 20% or more of the combined voting power of the Corporation’s then outstanding voting securities;

(ii) the persons who were serving as the members of the Board of Directors immediately prior to the commencement of a proxy contest relating to the election of directors or a tender or exchange offer for voting securities of the Corporation (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors (or the Board of Directors of any successor to the Corporation) at any time within one year of the election of directors as a result of such contest or the purchase or exchange of voting securities of the Corporation pursuant to such offer, provided that any director elected to the Board of Directors, or nominated for election, by a majority of the Incumbent Directors then still in office and whose nomination or election was not made at the request or direction of the person(s) initiating such contest or making such offer shall be deemed to be an Incumbent Director for purposes of this clause (ii);

(iii) the shareholders of the Corporation approve a merger, reorganization or consolidation of the Corporation, which is consummated and as a result of which persons who were shareholders of the Corporation immediately prior to such merger, reorganization or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Corporation immediately prior to the merger, reorganization or consolidation, more than 50% of the combined voting power entitled to vote generally in the election of directors of (A) the merged, reorganized or consolidated company or (B) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the company described in subclause (A); and

(iv) the shareholders of the Corporation approve a sale, transfer or other disposition of all or substantially all of the assets of the Corporation, which is consummated and immediately following which the persons who were shareholders of the Corporation immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Corporation immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power entitled to vote generally in the election of directors of (A) the entity or entities to which such assets are sold or transferred or (B) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (A).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Committee” means the Organization & Compensation Committee of the Board of Directors or such other committee of the Board of Directors as the Board of Directors shall from time to time designate to administer the Plan.

“Corporation” means The Chubb Corporation.

“Covered Employee” means an Employee who is or is designated by the Committee as likely to be a “covered employee” as defined in Section 162(m) of the Code.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Disability” means, unless another definition is incorporated into the applicable Award agreement, Disability as specified under the Corporation’s Pension Plan and any other termination of a Participant’s employment under such circumstances that the Committee determines to qualify as a Disability for purposes of this Plan, provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Disability” then, with respect to any Award made to such Participant, “Disability” shall have the meaning set forth in such agreement.

“Effective Date” means January 1, 2011, subject to the approval of this Plan by a majority of the votes cast at a duly constituted meeting of the shareholders of the Corporation.

“Employee” means any employee (including officers who are directors) of any Employer.

“Employer” means the Corporation and any Subsidiary or Affiliate of the Corporation.

“Fiscal Year” means any fiscal year of the Corporation.

“Participant” means an Employee who is selected by the Committee to receive an Award under the Plan in accordance with Section 4.

“Pension Plan” means the Pension Plan of Chubb Corporation, Chubb & Son Inc. and Participating Affiliates.

“Performance Goals” means performance goals based on one or more of the following Corporation, Subsidiary, Affiliate, operating unit or division financial performance measures: (i) combined loss and expense ratio; (ii) earnings or net income per share or operating income per share; (iii) net income; (iv) operating efficiency; (v) return on average equity; (vi) cash return on average equity; (vii) return on average assets; (viii) earnings before interest and taxes; (ix) operating income; (x) after tax operating income; (xi) cash flow(s); (xii) stock price; (xiii) strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; (xiv) except in the case of a Covered Employee, any other performance criteria established by the Committee; or (xv) any combination of (i) through (xiv). Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, past performance and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets, as the Committee shall determine.

Performance Goals may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made.

“Retirement” means, unless another definition is incorporated into the applicable Award agreement, a termination of the Participant’s employment other than for Cause at or after the Participant’s normal retirement age or earliest retirement date, in each case as specified in the Corporation’s Pension Plan, or any other termination of a Participant’s employment under such circumstances that the Committee determines as qualifying as Retirement for purposes of this Plan, provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the terms “Retirement” then, with respect to any Award made to such Participant, “Retirement” shall have the meaning set forth in such agreement.

“Subsidiary” means any business entity in which the Corporation possesses directly or indirectly 50% or more of the total combined voting power.

(b) Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

3. ADMINISTRATION.  The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Corporation, the Corporation’s shareholders, Employers, each Employee, each Participant and each Designated Beneficiary, and shall be given deference in any proceeding with respect thereto. The Committee shall have the authority, at any time, to make adjustments to the Performance Goals or the relative weighting assigned to the achievement of the Performance Goals as it deems equitable in recognition of unusual or non-recurring events, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine, including, without limitation, (i) a change in the Corporation’s or a Subsidiary’s or an Affiliate’s (A) business, including, without limitation, the manner in which such entity conducts its business, (B) operations, (C) corporate structure or (D) capital structure, including, without limitation, any recapitalization, reorganization, merger, consolidation, combination, exchange, other relevant change in capitalization, extraordinary non-recurring event, acquisition or other corporate change, or (ii) any other event or circumstance that renders the Performance Goals to be unsuitable or to result in undue enlargement or reduction of an Award; provided, however, that, unless the Committee determines otherwise, no such modification shall be made if the effect would be to cause an Award intended to qualify for the “performance-based compensation” exception to Section 162(m) of the Code to fail to so qualify.

4. ELIGIBILITY.  Awards under the Plan for any Fiscal Year may be granted to those Employees who shall be selected by the Committee after consideration of management’s recommendations.

5. TERMS OF AWARDS.  The Committee shall specify with respect to a Fiscal Year the Performance Goals applicable to each Award. Award levels may be expressed as a dollar amount or as a percentage of a Participant’s base salary or as a percentage of a bonus pool. Notwithstanding anything to the contrary herein, in no event shall the maximum Award payable with respect to a Fiscal Year to any Participant exceed $7,500,000. The Committee may reduce or eliminate any Award under the Plan, but in no event may the Committee increase the amount of an Award payable to a Covered Employee upon attainment of the applicable Performance Goals and no reduction of any Award shall operate to increase an Award payable to a Covered Employee. The Committee may grant Awards to Employees who become new Participants during a Fiscal Year and such Awards may be contingent upon the achievement of Performance Goals over a period of less than a Fiscal Year. In the case of any Employee who becomes a Participant during a Fiscal Year, the maximum Award payable of $7,500,000 for the Fiscal Year shall be prorated based upon the portion of the Fiscal Year remaining after the Employee becomes a Participant.

6. AWARD DETERMINATION.  As soon as administratively practicable after the completion of a Fiscal Year (but in no case later than March 31st of the calendar year immediately following the completion of the Fiscal Year), the Committee shall certify the achievement of the Performance Goals with respect to the Covered Employees and approve Award payments to a Participants based upon the achievement of the Performance Goals and upon management’s assessment of the Participant’s individual performance during the Fiscal Year. The Committee shall have the authority to increase the Awards payable to Participants other than Covered Employees in excess of the amounts that would be payable based upon the achievement of the Performance Goals, but in no case may the Committee increase a Covered Employee’s Award over the amount payable to such Covered Employee based on the achievement of the Performance Goals. Except as provided in Section 8 with respect to deferred Awards, Participants must be employed by an Employer as of the Award payment date or will forfeit the Award, provided, that if the Participant’s employment is terminated prior to the payment date by reason of death, Retirement, Disability, or any other reason with the consent of the Committee, the Committee, in its sole discretion, may provide for an Award payment to that Participant or the Participant’s Designated Beneficiary, if applicable, based on the Corporation’s performance at the end of the performance period and paid at the same time as awards are paid to active Participants.

7. FORM OF PAYMENT.  All Awards approved by the Committee for payment, unless deferred under Section 8, shall be paid in cash.

8. DEFERRALS.

(a) From time to time, Participants may be offered the opportunity to defer, in a manner intended to comply with Section 409A of the Code, receipt of all or a portion of their Award, if any, into a deferred compensation plan.

(b) Any Award (or portion thereof) deferred shall be governed by the terms of the deferred compensation plan once deferred.

(c) Any Award which is deferred shall not be funded, but shall constitute a general, unsecured obligation of the Corporation.

9. EFFECT OF A CHANGE IN CONTROL.  Upon or immediately preceding the occurrence of a Change in Control, notwithstanding anything to the contrary, the following provisions shall apply:

(a) If the Change in Control occurs after the end of a Fiscal Year but prior to the determination and/or payment of Awards pursuant to Section 6 for such Fiscal Year, each Participant employed by an Employer as of the date of the Change in Control shall be entitled to a payment, or shall be credited with a payment under the applicable deferred compensation plan if the Participant elected to defer payment of his or her Award, in respect of his or her Award for such Fiscal Year within 10 days following the Change in Control, and shall be notified immediately prior to the Change in Control of the payment or credit to be made, if any, in respect of his or her Award for such Fiscal Year.

(b) In respect of the Fiscal Year in which the Change in Control occurs, each Participant employed by an Employer as of the date of the Change in Control shall be entitled to a pro-rated payment, or shall be credited with a payment under the applicable deferred compensation plan if the Participant elected to defer payment of his or her Award, in respect of his or her Award for such Fiscal Year equal to the product of the actual Award projected by the Committee to be earned by the Participant in respect of such Fiscal Year, based on the results achieved for the portion of such Fiscal Year through the date of the Change in Control, in either case, multiplied by (ii) a fraction, the numerator of which is the number of days the Participant has been employed during such Fiscal Year prior to the Change in Control, and the denominator of which is 365. If a Participant’s target Award for the Fiscal Year has not been established by the Committee prior to the occurrence of the Change in Control, then for purposes of this Section 9(b), the Participant’s target Award in respect of the Fiscal Year in which the Change in Control occurs shall be deemed to be equal to the Participant’s target Award for the preceding Fiscal Year. Payments of Awards made pursuant to this Section 9(b), or credits under a deferred compensation plan if the Participant elected to defer payment of his or her Award, shall be made within 10 days following the Change in Control.

(c) Notwithstanding the foregoing, if the Committee has provided for an Award payment to be made to Participant who has terminated employment prior to the occurrence of the Change in Control, such payment shall not be made on an accelerated basis as a result of the Change in Control if such payment would result in taxation to the Participant under Section 409A of the Code. In such case, the payment shall be made at the time previously determined by the Committee or at such earlier time that would not result in taxation to the Participant under Section 409A of the Code.

10. MISCELLANEOUS PROVISIONS.  The following miscellaneous provisions are applicable to this Plan:

(a) The rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred, except to the Participant’s Designated Beneficiary in the event of the death of a Participant.

(b) No employee or other person shall have any claim or right to be granted an Award under the Plan, and there is no obligation for uniformity of treatment for Participants. Neither the Plan nor any action taken thereunder shall be construed as giving any employee or other person any right to be retained in the employ of the Corporation or any of its Subsidiaries or Affiliates.

(c) The Corporation shall have the right to deduct from all payments made under the Plan any taxes or other amounts required by law to be withheld with respect to such payments.

(d) The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New Jersey (without reference to the principles of conflicts of law).

11. COMPLIANCE WITH 162(m).  With regard to all Covered Employees, the Plan shall for all purposes be interpreted and construed in accordance with Section 162(m) of the Code. Unless otherwise specifically determined by the Committee, if any provision of the Plan would cause the Awards granted to a Covered Employee to fail to qualify for the “performance-based compensation” exception under Section 162(m) of the Code, that provision, insofar as it pertains to the Covered Employee, shall be severed from, and shall be deemed not to be a part of this Plan, but the other provisions hereof shall remain in full force and effect.

12. AMENDMENT AND TERMINATION.  The Committee may amend, suspend, or terminate any or all provisions of the Plan at any time, provided that no such amendment, suspension or termination shall adversely affect, without a Participant’s consent, any Award previously granted to such Participant. Unless specifically determined otherwise by the Committee, no amendment to the Plan shall be made that would cause the compensation payable under the Plan to fail to satisfy the requirements of the “performance-based compensation” exception of Section 162(m) of the Code and no amendment to the Plan or any Award shall be made without shareholder approval to the extent shareholder approval is necessary to satisfy the “performance-based compensation” exception of Section 162(m) of the Code.

13. OTHER PLANS OR PAYMENTS.  Nothing in the Plan shall be construed as limiting the authority of the Committee, the Board of Directors, the Corporation or any Subsidiary or Affiliate, to establish any other deferred compensation plan or as in any way limiting their authority to pay bonuses or other supplemental compensation to any persons employed by the Corporation or a Subsidiary or Affiliate, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined.

14. RECOUPMENT POLICY.  Awards shall be subject to any recoupment (or similar) policy required by law and/or as may be adopted from time to time by the Committee.

ANNEX B

THE CHUBB CORPORATION
POLICY ON PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

I.	Statement of Principles

The Audit Committee of the Board of Directors is responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor. The Chubb Corporation and the Audit Committee are committed to ensuring the independence of the auditor, both in appearance and in fact. Accordingly, significant attention is directed toward ensuring that services provided by the auditor are consistent with the SEC’s rules on auditor independence.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor or its affiliates on behalf of The Chubb Corporation or any of its subsidiaries (collectively, the “Corporation”) in order to assure that the provision of such services does not impair the auditor’s independence from the Corporation. In the case of audit services, pre-approval by the Audit Committee is required for such services provided to all consolidated subsidiaries of the Corporation, whether provided by the principal independent auditor or other firms.

II.	Delegation

The Audit Committee has delegated to the Chairman of the Audit Committee authority to pre-approve specific services not to exceed $25,000 per engagement. Any services pre-approved by the Chairman shall be reported to the Audit Committee at its next scheduled meeting.

The Audit Committee may consult with management but does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III. Audit Services

Audit services include all services to be performed to comply with generally accepted auditing standards and those services that generally only the Corporation’s independent auditor can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

IV.	Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence. Audit-related services include, among other services, audits of employee benefit plans; due diligence related to mergers and acquisitions; internal control reviews; attest services that are not required by statute or regulation; and consultations related to financial accounting or reporting standards.

V.	Tax Services

The Audit Committee believes that the provision of tax services to the Corporation including tax planning, compliance, and advice does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence. Tax services include tax planning, compliance, and advice; preparation and review of original and amended tax returns; assistance with claims for refund and tax payment-planning services, tax audits and appeals before the IRS and similar state, local and foreign agencies; and advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice for taxing authorities. The Corporation shall not record a transaction or transactions, the primary business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related

B-1

regulations; the rendering of services to the Corporation, its executive officers and its directors by the independent auditor in connection with the auditor’s recommendation of such transaction or transactions is prohibited.

VI.	All Other Services

The Audit Committee believes that certain specific non-audit services do not impair the auditor’s independence. Accordingly, the Audit Committee may grant pre-approval to specific, permissible non-audit services classified as “All Other Services” that it believes are routine and recurring services that would not impair the independence of the auditor. “All Other Services” may include preparation of actuarial reports in accordance with regulatory requirements provided that the Audit Committee reasonably concludes that the results of these services will not be subject to audit procedures during an audit of the Corporation’s financial statements.

VII.	Procedures

Requests for services to be rendered by the independent auditor will be provided annually to the Audit Committee for specific pre-approval. The requests will include a description of the particular services to be rendered and the expected fee range. On a periodic basis at subsequent Audit Committee meetings, an update on independent auditor services and all other audit services will be provided to the Audit Committee and any proposed new services, increases in engagement scope, and increases in engagement fees will be provided for specific pre-approval by the Audit Committee. Requests for pre-approval will be submitted to the Audit Committee by both the independent auditor and management and must include a written statement by the independent auditor as to whether, in its view, the request is consistent with the SEC’s rules on auditor independence.

The Audit Committee will consider whether such service requests are consistent with the SEC rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Corporation’s business, people, culture, accounting systems, risk profile and other factors.

The term of any pre-approval is the period beginning on the date of pre-approval and ending on the last day of the first full calendar year after the date of pre-approval, unless the Corporation specifically provides for a different period.

The Audit Committee is also mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, Tax, and All Other Services.

VIII.	Prohibited Non-Audit Services

Provision of the following non-audit services by the independent auditor is prohibited in accordance with the SEC’s rules. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

•	Bookkeeping or other services related to the accounting records or financial statements of the Corporation;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker-dealer, investment adviser, or investment banking services;

•	Legal services and expert services unrelated to the audit; and

•	Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

B-2

THE CHUBB CORPORATION 15 MOUNTAIN VIEW ROAD WARREN, NJ 07059	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2011. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M29840-TBD	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE CHUBB CORPORATION

The Board of Directors recommends you vote “FOR” the following proposals:

1.	Election of Directors	For	Against

	Nominees: 1a) Zoë Baird	☐	☐
	1b) Sheila P. Burke	☐	☐
	1c) James I. Cash, Jr.	☐	☐
	1d) John D. Finnegan	☐	☐
	1e) Lawrence W. Kellner	☐	☐
	1f) Martin G. McGuinn	☐	☐
	1g) Lawrence M. Small	☐	☐
	1h) Jess Søderberg	☐	☐
	1i) Daniel E. Somers	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer

		For	Against

	1j) James M. Zimmerman	☐	☐

	1k) Alfred W. Zollar	☐	☐

		For	Against	Abstain

2.	To vote on the adoption of The Chubb Corporation Annual Incentive Compensation Plan (2011).	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as independent auditor.	☐	☐	☐

4.	To hold an advisory vote on the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the enclosed annual meeting materials.	☐	☐	☐

The Board of Directors recommends you vote for “3 years” on the following proposal:		3 Years	2 Years	1 Years	Abstain

5.	To hold an advisory vote on the frequency of the shareholder vote on executive compensation.	☐	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Electronic Voting Instructions
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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are available at www.proxyvote.com.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
M29841-TBD
Proxy - The Chubb Corporation
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CHUBB CORPORATION FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2011.
The undersigned shareholder of THE CHUBB CORPORATION (the Corporation) acknowledges receipt of the Notice of 2011 Annual Meeting of Shareholders and Proxy Statement each dated March 17, 2011, and the undersigned revokes all prior proxies and appoints JOHN D. FINNEGAN, W. ANDREW MACAN and DOUGLAS A. NORDSTROM, and each of them, with full power of substitution, as proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the 2011 Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey 07059 at 8:00 A.M., Eastern Time, on April 26, 2011 and any adjournment or postponement thereof, on all matters coming properly before said meeting.
This card also provides voting instructions for any shares of Common Stock of the Corporation allocated to and held on the undersigned’s behalf in The Chubb Corporation Capital Accumulation Plan (the Plan).
When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. If this proxy is validly executed and dated, but no direction is made, this proxy will be voted “FOR” Proposals 1, 2, 3 and 4 and “FOR” a frequency of every three years for the advisory vote on executive compensation. If the undersigned has voting rights with respect to shares of Common Stock under the Plan, the trustee of the Plan will vote those shares as directed. If you do not direct the trustee with respect to shares you hold in the Plan, the shares will not be voted.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2011 Annual Meeting of Shareholders.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)